Exhibit 10.1

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT

by and between

FRIENDS HOSPITAL

as Seller,

and

FRIENDS BEHAVIORAL HEALTH SYSTEM, LP

as Purchaser

Dated as of April 22, 2005

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2.23	Compliance Program	27
2.24	HIPAA	28
2.25	Restricted Grant and Loan Programs	28
2.26	Experimental Procedures	28
2.27	Medical Staff; Physician Relations	28
2.28	Solvency	28
2.29	No Brokers or Finders	28
2.30	Condition of Assets	29
2.31	Condominium Matters.	29

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		29
3.1	Authority	29
3.2	Authorization/Execution	29
3.3	Organization and Good Standing; No Subsidiaries; No Conflicts.	30
3.4	No Liabilities or Obligations	30
3.5	Solvency	30
3.6	Brokers and Finders	30
3.7	Availability of Funds	31

ARTICLE 4 COVENANTS OF SELLER		31
4.1	Access and Information; Inspection Period, Preparation of Exhibits and Schedules	31
4.2	Conduct of Business	31
4.3	Negative Covenants	32
4.4	Consents.	33
4.5	Additional Financial Information	33
4.6	No-Shop.	33
4.7	Seller’s Efforts to Close	34
4.8	Title Matters.	34
4.9	Updating of Disclosure Schedules.	35
4.10	Environmental Remediation	36
4.11	Seller’s 403(b) Program.	36

ARTICLE 5 COVENANTS OF PURCHASER		36
5.1	Purchaser’s Efforts to Close	36
5.2	Required Governmental Approvals	36
5.3	Excluded Assets	37
5.4	Confidentiality	37
5.5	Enforceability	37
5.6	Waiver of Bulk Sales Law Compliance	37

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		38
6.1	Accuracy of Representations and Warranties and Compliance with Obligations	38
6.2	Signing and Delivery of Instruments	38
6.3	Unfavorable Action or Proceeding	38
6.4	Opinion of Counsel for Purchaser	38
6.5	Governmental Authorizations	38
6.6	Post-Execution Matters	38

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ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		39
7.1	Board Approval	39
7.2	Accuracy of Representations and Warranties and Compliance with Obligations	39
7.3	Governmental Authorizations	39
7.4	Signing and Delivery of Instruments	39
7.5	Unfavorable Action or Proceeding	39
7.6	Opinion of Counsel	39
7.7	Title Insurance Policy	39
7.8	Survey	39
7.9	No Material Adverse Change	39
7.10	Required Consents	40
7.11	Disclosure Schedules	40
7.12	Bonds	40
7.13	Condominium Declaration	40
7.14	Environmental Remediation	40
7.15	Change of Seller’s Name	40
7.16	CHOW Exemption	40
7.17	Post-Execution Matters	40

ARTICLE 8 TERMINATION		40
8.1	Termination	40
8.2	Termination Consequences	41

ARTICLE 9 POST-CLOSING MATTERS		42
9.1	Excluded Assets and Excluded Liabilities	42
9.2	Preservation and Access to Records After the Closing.	42
9.3	Provision of Benefits of Certain Contracts and Personal Property Leases	43
9.4	Employee Matters	43
9.5	Misdirected Payments, Etc	44
9.6	Government Receivables	44
9.7	Tail Insurance	45
9.8	Termination Cost Reports	45
9.9	Certain Employee Matters.	45
9.10	Gifts and Bequests	46
9.11	Capital Expenditures	46

ARTICLE 10 SURVIVAL AND INDEMNIFICATION		46
10.1	Survival	46
10.2	Indemnification of Purchaser by Seller.	47
10.3	Indemnification of Seller by Purchaser.	48
10.4	Method of Asserting Claims	49
10.5	Exclusive Remedy	51

ARTICLE 11 TAX AND COST REPORT MATTERS		52
11.1	Tax Matters; Allocation of Purchase Price.	52
11.2	Cost Report Matters.	52

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ARTICLE 12 MISCELLANEOUS PROVISIONS		53
12.1	Entire Agreement	53
12.2	Further Assurances and Cooperation	53
12.3	Successors and Assigns	53
12.4	Governing Law	53
12.5	Amendments	53
12.6	Notices	53
12.7	Headings	54
12.8	Confidentiality and Publicity	55
12.9	Third Party Beneficiary	55
12.10	Expenses and Attorneys’ Fees	55
12.11	No Waiver	55
12.12	Severability	55
12.13	Counterparts	56
12.14	Waiver of Jury Trial	56
12.15	Guaranty by HHC	56

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LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
A	Condominium Articles of Incorporation
B	Condominium Bylaws
C	Condominium Declaration
D	Ground Lease
E	License Agreement
F	Bill of Sale
G-1, G-2 and G-3	Assignment and Assumption Agreements
H	Special Warranty Deed
I	Post-Closing Escrow Agreement
J	Opinion of Counsel for Seller
K	Power of Attorney
L	Assignment of Membership Interest
M	Operating Agreement of FGP
N	Assignment of Partnership Interest
O	Limited Partnership Agreement of Purchaser
P	Management Agreement
Q	Opinion of Counsel for Purchaser
R	Amendment to Condominium Declaration

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LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
1.2(f)	Contracts
1.3(c)	Artifacts
1.3(d)	Excluded Contracts
1.3(j)	Other Excluded Assets
1.4(e)	Other Assumed Obligations
1.11	Net Working Capital
2.3(b)	Subsidiaries/Investments
2.3(c)	Consents/Conflicts
2.4	Financial Statement Matters
2.5	Tax Matters
2.8	Intangible Property
2.9	Litigation
2.11	Insurance/Claims
2.12	Employees
2.13	Employee Plans
2.14	Affiliate Transactions
2.15	Intercompany Transactions
2.18	Payor Contracts
2.20	Environmental Matters
2.22	Licenses and Permits
2.27	Medical Staff Matters
4.10	Environmental Remediation Measures
6.6	Post-Execution Matters
11.1(b)	Allocation of Purchase Price

TABLE OF DEFINED TERMS

Term	Page
403(b) Accounts	38
403(b) Custodians	38
Accounting Firm	13
Accounts Receivable	4
Affiliate	35
Agency Settlements	54
Aggregate Damage	14
Agreement	1
Anti-Kickback Law	28
Assets	3

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Assignment and Assumption Agreement	8
Assignment of Membership Interest	10
Assignment of Partnership Interest	10
Assumed Obligations	6
Base Net Working Capital	12
Bill of Sale	8
Bonds	42
Claim Notice	51
Claims	22
Closing	8
Closing Date	8
Closing Purchase Price Payment	8
COBRA Coverage	48
Code	19
Commonly Controlled Entity	24
Condominium Articles	2
Condominium Association	2
Condominium Bylaws	2
Condominium Declaration	3
Condominium Plan	36
Confidential Information	39
Contract and Lease Consents	9
Contracts	4
Control	35
Damages	49
Disclosure Schedules	3
Document Retention Period	44
DPW	27
Effective Time	8
Environmental Laws	25
Environmental Remediation Measures	37
ERISA	24
Escrow Agent	8
Escrow Deposit	14
Escrow Funds	14
Estimated Net Working Capital	12
Excluded Assets	5
Excluded Contracts	4
Excluded Liabilities	7
Execution Date	1
False Claims Act	29
Fee Title Policy	36
FGP	1
Final Net Working Capital	13
GAAP	12
Government Programs	6
Government Receivables	6
Governmental Approvals	10

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Ground Lease	3
Guaranteed Obligations	59
Guaranty	59
Hazardous Substances	25
HHC	1
HHC Pennsylvania	10
Hired Employees	48
HMHM	1
Hospital	1
Indemnified Party	51
Indemnifying Party	51
Indemnity Notice	53
Independent Consultant	15
Interim Balance Sheet Date	17
Interim Net Working Capital	12
Inventory	4
Knowledge of Purchaser	3
Knowledge of Seller	3
Leased Real Property	3
Leasehold Title Policy	35
License Agreement	5
Licenses	4
Limited Partnership Agreement	10
Management Agreement	10
Material Adverse Change	3
Material Adverse Effect	3
Material Contract	20
Net Working Capital	12
Notice Period	51
Objections	36
Operating Agreement	10
Original Closing Date	15
Owned Real Assets	4
Permitted Encumbrances	21
Person	35
Personal Property	4
Personal Property Leases	4
Plan	23
Post-Closing Escrow Agreement	9
Power of Attorney	9
Prepaids	4
Purchase Price	8
Purchaser	1
Real Property	4
Relevant Claim	50
Seller	1
Seller Cost Reports	47
Seller Tax Claims	49

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Seller’s 403(b) Program	24
Stark Law	29
Submittal Date	15
Superseded Agreements	55
Survey	36
Survival Period	48
Tail Insurance Coverage	47
Tax	20
Third Party Claim	51
Title Commitment	35
Title Company	35
Title Instruments	36
Title Notice	36
Title Policies	36
WARN Act	25

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ASSET ACQUISITION AND CONTRIBUTION AGREEMENT

This ASSET ACQUISITION AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of April, 2005 (the “Execution Date”) by and between FRIENDS HOSPITAL, a Pennsylvania nonprofit membership corporation (“Seller”), and FRIENDS BEHAVIORAL HEALTH SYSTEM, LP, a Pennsylvania limited partnership (“Purchaser”). HORIZON MENTAL HEALTH MANAGEMENT, INC., a Texas corporation (“HMHM”), joins in the execution of this Agreement for the limited purposes stated in Section 1.15, Section 9.11 and Section 12.15. FRIENDS GP, LLC, a Pennsylvania limited liability company (“FGP”), joins in the execution of this Agreement for the limited purposes stated in Sections 1.2 and 1.13.

R E C I T A L S:

A. Seller owns and operates a 192 bed acute psychiatric hospital and a 26 bed adult residential treatment center located at 4641 Roosevelt Boulevard, Philadelphia, Pennsylvania 19124-2399 (collectively, the “Hospital”);

B. Horizon Health Corporation, a Delaware corporation (“HHC”), executed a letter of intent with Seller on January 20, 2005, which provided that a mutually-agreed upon joint venture entity would be established by the parties to acquire the Hospital and related assets from Seller in exchange for Seller receiving $16,000,000 in cash and a 20% ownership interest in such entity;

C. In furtherance of such purposes, HHC caused its wholly-owned subsidiary, HMHM, (i) to form FGP as its wholly-owned subsidiary, and (ii) to cause FGP to form Purchaser with FGP serving as the sole general partner of and owning a 0.1% general partner interest in Purchaser, and HMHM serving as the sole limited partner of Purchaser and initially owning a 99.9% limited partner interest in Purchaser;

D. The parties hereto intend for Purchaser to be the entity to acquire the Hospital and its related assets, as described in Recital B above;

E. Purchaser desires to purchase and lease from Seller, and Seller desires to sell and lease to Purchaser, as more fully set forth in this Agreement, all of the assets owned by Seller used in connection with the operation of the Hospital, other than certain excluded assets, for the consideration and upon the terms and conditions contained in this Agreement; and

F. Upon consummation of the transactions contemplated herein, (i) Seller will own a 20% membership interest in FGP and a 19.98% limited partner interest in Purchaser, (ii) HMHM will own an 80% membership interest in FGP and a 79.92% limited partner interest in Purchaser, and (iii) FGP will continue to own a 0.1% general partner interest in Purchaser.

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 1

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF ASSETS;

CONSIDERATION; CLOSING; CONTRIBUTION

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The defined terms used in this Agreement shall include the plural as well as the singular.

(b) All accounting terms not otherwise defined herein have the meanings assigned under GAAP (as defined herein).

(c) All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement.

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(e) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation.”

(f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

(g) “Condominium” shall mean that certain condominium regime to be created pursuant to the Pennsylvania Uniform Condominium Act, 68 Pa. C.S.A. §§3101, et seq., to subject to the condominium form of ownership all of the Real Property together with all of Seller’s other real property adjacent to the Real Property, the total of all of which being approximately 99.0508 acres.

(h) “Condominium Association” shall mean that certain condominium association to be created by Seller for the Condominium and to be known as Friends Campus Condominium Association.

(i) “Condominium Articles” shall mean the Articles of Incorporation of the Condominium Association attached hereto as Exhibit A.

(j) “Condominium Bylaws” shall mean the Bylaws of the Condominium Association attached hereto as Exhibit B.

(k) “Condominium Declaration” shall mean that certain Declaration of Condominium to be filed by Seller in the Philadelphia Department of Records to create the Condominium, and attached hereto as Exhibit C, as the same may be amended prior to or simultaneously with the Closing in order to subdivide Units 1A, 1B, 1C, 2A and 3A identified therein.

(l) “Disclosure Schedules” shall mean the schedules attached to and constituting a part of this Agreement.

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 2

(m) “Knowledge of Purchaser,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of David K. White, Donald W. Thayer, Anthony J. Vadella and N. Matthew Lisagor after reasonable inquiry of employees or agents of Purchaser that were involved in its due diligence review of Seller and the Hospital.

(n) “Knowledge of Seller,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Joseph Pyle, Arris S. Veronie, Peter Schwartz and David Liddle.

(o) “Material Adverse Change” or “Material Adverse Effect,” when used with respect to the Seller, the Hospital or the Real Property, shall mean any material adverse change in or effect on the Hospital taken as a whole or the Assets taken as a whole; other than changes or effects that are or result from occurrences relating to the United States economy generally, the Southeastern Pennsylvania economy generally, the United States health care industry generally, the Southeastern Pennsylvania health care industry generally, the United States behavioral health care industry generally or the Southeastern Pennsylvania behavioral health care industry generally.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the section containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.

1.2 Transfer of Seller Assets. On the Closing Date, Seller shall assign, transfer, convey and deliver (or, to the extent applicable, cause to be assigned, transferred, conveyed and delivered) or lease to Purchaser, in each case as specified below, and Purchaser shall acquire, all right, title and interest or a leasehold interest in and to all assets and properties of Seller, in each case as specified below, as such assets and properties shall exist on the Closing Date, that are utilized in any respect in connection with the operation of the Hospital, other than the Excluded Assets (collectively, the “Assets”), such transfer being deemed to be effective at the Effective Time, including, but not limited to, the following:

(a) a leasehold interest for forty (40) years in those certain condominium units identified as Units 1A-L, 1B-L, 1C-L, 2A-L and 3A-L in the Condominium Declaration, as amended pursuant to Section 7.13 hereof, together with all right, title and interest appurtenant thereto (collectively, the “Leased Real Property”); which lease shall be deemed fully prepaid for the entire forty-year initial term beginning at the Effective Date, and an option to lease the Leased Real Property for an additional forty (40) years, all of which is more fully described in the Ground Lease attached hereto as Exhibit D (the “Ground Lease”);

(b) a fee simple interest in those certain condominium units identified as Units 1A-I, 1B-I, 1C-I, 2A-I and 3A-I in the Condominium Declaration, as amended pursuant to Section 7.13 hereof, which consist of all buildings, improvements and fixtures located on the Leased Real Property (and all easements and appurtenances thereto), including without limitation, all construction in progress, together with all right, title and interest appurtenant thereto (collectively, the “Owned Real Assets,” and together with the Leased Real Property, collectively, the “Real Property”);

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 3

(c) all of the tangible personal property owned by Seller with respect to the operation of the Hospital, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements (collectively, the “Personal Property”);

(d) all of Seller’s rights, to the extent assignable or transferable, to all licenses, permits, approvals, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to Seller with respect to the operation of the Hospital and the ownership of the Owned Real Assets (collectively, the “Licenses”);

(e) all of Seller’s interest, to the extent assignable or transferable, in and to all personal property leases with respect to the operation of the Hospital (collectively, the “Personal Property Leases”);

(f) all of Seller’s and, to the extent applicable, its Affiliates’ interest, to the extent assignable or transferable, in and to all contracts and agreements relating to the operation of the Hospital or the ownership of the Owned Real Assets which are listed in Schedule 1.2(f) and all contracts and agreements executed after the date hereof which Purchaser or HHC Pennsylvania agrees to assume, or which Seller enters into in the ordinary course of business and which do not involve the expenditure of more than $25,000 per contract year and are terminable by Purchaser without penalty on not more than ninety (90) days prior written notice (collectively, the “Contracts“); provided, however, the term “Contracts” as used in this Agreement shall exclude all other contracts and agreements relating to the Hospital, including, without limitation, the contracts listed in Schedule 1.3(d) (collectively, the “Excluded Contracts”);

(g) all accounts, notes, interest and other receivables of Seller, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables arising from the rendering of services to patients at the Hospital, billed and unbilled, recorded and unrecorded, for services provided by Seller while owner or operator of the Assets (collectively, the “Accounts Receivable”); provided, however, that, to the extent not included in the calculation of Net Working Capital, the Accounts Receivable shall not include the Government Receivables.

(h) all advance payments, prepayments, prepaid expenses, deposits, refunds and the like which exist as of the Closing Date (collectively, the “Prepaids”);

(i) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located or held for use at the Hospital (collectively, the “Inventory”);

(j) to the extent assignable or permitted by applicable law, all documents, records, policy and procedure manuals, compliance programs, staff bylaws, operating manuals, files and computer software owned by Seller with respect to the operation of the Hospital, including all patient records, medical records, employee records, financial records with respect to the operation of the Hospital, equipment records, construction plans and specifications, medical staff and peer review records and medical and administrative libraries;

(k) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

(l) all goodwill and other intangible assets used or useful in connection with the business of the Hospital;

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 4

(m) subject to the provisions of Section 1.16 hereof, all insurance proceeds arising in connection with property damage to the Assets occurring after the Execution Date and prior to the Effective Time, to the extent not expended on the repair or restoration of the Assets;

(n) the name, symbols, telephone numbers, facsimile numbers, domain names, trademarks, trade names, service marks and copyrights used with respect to the operation of the Hospital, excluding the name “Friends Hospital,” all variants thereof and all common law trademark rights associated therewith;

(o) a license to use the name “Friends Hospital” pursuant to the License Agreement in the form attached hereto as Exhibit E (the “License Agreement”);

(p) all of Seller’s rights with respect to its Medicare, Medicaid and other third-party provider numbers;

(q) all claims of Seller against third-parties relating to the Assets, choate or inchoate, known or unknown, contingent or otherwise, but excluding such claims related to Excluded Liabilities; and

(r) any other assets of Seller with respect to the operation of the Hospital or the ownership of the Owned Real Assets (which are not otherwise specifically described above in this Section 1.2);

provided, however, that the Assets shall not include the Excluded Assets as defined in Section 1.3 below. Notwithstanding any other provision of this Agreement, the parties hereto acknowledge and agree that a 0.02% undivided interest in the Assets plus a 0.02% undivided interest in the Assumed Obligations shall be sold and transferred by Seller to FGP at the Effective Time in exchange for the 20% membership interest in FGP as described in Sections 1.6(d) and 1.13, and FGP will simultaneously contribute such 0.02% undivided interest in the Assets and the Assumed Obligations to Purchaser as a capital contribution to Purchaser. FGP hereby consents to the documentation of its purchase of the 0.02% undivided interest in the Assets and the Assumed Obligations as being made directly by Purchaser pursuant to this Agreement.

1.3 Excluded Assets. Notwithstanding anything to the contrary in Section 1.2, Seller shall retain the following assets, whether owned directly or indirectly by Seller (or any of Seller’s Affiliates) (collectively, the “Excluded Assets”):

(a) All real property owned by Seller other than the Owned Real Assets;

(b) cash and cash equivalents;

(c) the artifacts of Seller listed in Schedule 1.3(c);

(d) the Excluded Contracts;

(e) (i) all Accounts Receivable arising from the rendering services and provision of medicine, drugs and supplies to patients at the Hospital, billed or unbilled, recorded or unrecorded, for services provided by Seller while the owner or operator of the Assets prior to the Effective Time and relating to any Federal Health Care Program as such term is defined in 72

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 5

U.S.C. § 1320a-7b(f) (the “Government Programs”) or any other third-party payor which by law is not assignable, (ii) any rights of Seller to settlement and retroactive adjustments, if any, for all cost reporting periods ending on or prior to the Closing Date (whether open or closed) arising from or against any Government Programs or other third-party payor programs that settle on a cost-report basis, and (iii) any right to receive disproportionate share payments or enhanced payments from any Government Program (subsections (i), (ii) and (iii) above, collectively, the “Government Receivables”);

(f) all Seller records relating to the Excluded Assets and Excluded Liabilities to the extent that Purchaser does not reasonably need the same in connection with the ongoing activities of the Hospital, the Assets, or the Assumed Obligations, as well as all records which by law Seller is required to maintain in its possession;

(g) any reserves or prepaid expenses to the extent related to Excluded Assets and Excluded Liabilities;

(h) all rights of Seller under or pursuant to this Agreement;

(i) all of Seller’s corporate minute books and tax returns; and

(j) any other assets of Seller identified in Schedule 1.3(j).

1.4 Assumed Obligations. On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge on and after the Effective Time, only the following liabilities and obligations of Seller (collectively, the “Assumed Obligations”):

(a) the Contracts, but only to the extent of the obligations either arising thereunder with respect to events or periods after the Effective Time or included in the calculation of Net Working Capital;

(b) the Personal Property Leases but only to the extent of the obligations either arising thereunder with respect to events or periods after the Effective Time or included in the calculation of Net Working Capital;

(c) accounts payable, accrued expenses (other than as described in subsection (d) below) and other current liabilities, but only to the extent included in the calculation of Net Working Capital;

(d) obligations and liabilities as of the Closing Date in respect of accrued, unpaid vacation and sick pay (whether accrued or unaccrued) of Seller’s employees who are hired by Purchaser as of the Closing Date, and related taxes but, in the case of unpaid vacation pay and related taxes, only to the extent included in the calculation of Net Working Capital, and in the case of sick pay, only to the extent set forth on Schedule 1.11; and

(e) any other obligations and liabilities identified in Schedule 1.4(e), but only to the extent included in the calculation of “Net Working Capital.”

1.5 Excluded Liabilities. Notwithstanding anything to the contrary in Section 1.4, Purchaser shall not assume or become responsible for any of Seller’s duties, obligations or liabilities that are not expressly assumed by Purchaser pursuant to the terms of this Agreement or

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 6

the Bill of Sale (the “Excluded Liabilities”), and Seller shall remain fully and solely responsible for all Excluded Liabilities. The Excluded Liabilities shall include:

(a) any liabilities of Seller with respect to the operation of the Hospital incurred prior to the Effective Time which are not otherwise specifically included in the Assumed Obligations;

(b) all liabilities of Seller arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation by Seller of the Hospital or any of the Assets prior to the Effective Time, other than as specifically included in the Assumed Obligations;

(c) all liabilities of Seller in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

(d) all liabilities of Seller for matching contributions for eligible beneficiaries’ 403(b) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans other than as specifically included in the Assumed Obligations;

(e) all liabilities of Seller relating to Seller Cost Reports with respect to periods ending prior to the Effective Time and all liabilities of Seller with respect to refund, recoupment, set-off and other liabilities arising out of the billings to third party payors, including Medicare and Medicaid, for services rendered to patients of the Hospital prior to the Effective Time;

(f) all liabilities of Seller for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including those pertaining to Medicare and Medicaid fraud or abuse;

(g) all liabilities of Seller under the Excluded Contracts;

(h) all liabilities of Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder; and

(i) all other liabilities or obligations of Seller and/or the Hospital which are not Assumed Obligations.

1.6 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets (the “Purchase Price”) shall consist of:

(a) Fourteen Million and No/100 Dollars ($14,000,000.00) (the “Closing Purchase Price Payment”), which includes $500,000 in prepaid rent under the Ground Lease and which shall be payable in cash at the Closing;

(b) the Working Capital Payment which shall be the payment determined as set forth in Section 1.11 and shall, as applicable, be added to or be deducted from the Closing Purchase Price Payment at Closing, as set forth in Section 1.11;

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 7

(c) Two Million and No/100 Dollars ($2,000,000.00) which shall be deposited by Purchaser in an escrow account with Wachovia Bank, N.A. (the “Escrow Agent”), as described in Section 1.12;

(d) a 20% membership interest in FGP, as described in Section 1.13, which the parties deem to be valued at $4,000.00; and

(e) a 19.98% limited partner interest in Purchaser, as described in Section 1.14, which the parties deem to be valued at $3,996,000.00.

1.7 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. at the offices of Duane Morris LLP, One Liberty Place, Philadelphia, Pennsylvania 19103-7396, on or before the date that is five (5) business days after all conditions precedent and other matters required pursuant to this Agreement to be completed as of the Closing Date have been or will be completed on such date, or such other date, time and place as the parties shall mutually agree (the “Closing Date”). The Closing with respect to the transfer of the Assets, shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. (Philadelphia time) on the Closing Date (the “Effective Time”).

1.8 Items to be Delivered by Seller at Closing. At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by Seller where appropriate and in the form provided for below or otherwise reasonably satisfactory to Purchaser and counsel for Purchaser:

(a) The Ground Lease;

(b) Bill of Sale in the form of Exhibit F attached hereto (the “Bill of Sale”);

(c) Assignment and Assumption Agreements in the forms of Exhibits G-1, G-2 and G-3 attached hereto (the “Assignment and Assumption Agreements”);

(d) Special Warranty Deeds in the form of Exhibit H attached hereto with respect to the Owned Real Assets;

(e) Post-Closing Escrow Agreement in the form of Exhibit I attached hereto (the “Post-Closing Escrow Agreement”);

(f) the License Agreement;

(g) original certificates of subsistence, or comparable status, of Seller, issued by the Commonwealth of Pennsylvania, dated no earlier than a date which is thirty (30) calendar days prior to the Closing Date;

(h) an opinion of counsel for Seller in substantially the form attached hereto as Exhibit J;

(i) a certificate of Seller, executed by the President or any Vice President of Seller, certifying to Purchaser (i) that all the representations and warranties of Seller contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Seller has in

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all material respects performed or complied with the covenants and agreements required of Seller set forth in this Agreement to be satisfied by the Closing Date and (iii) that all of the conditions contained in Sections 6.2, 6.3, 6.4 and 6.5 have been satisfied except those, if any, waived in writing by Seller;

(j) a certificate of the corporate Secretary of Seller certifying to Purchaser (i) the incumbency of the officers of Seller on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the Board of Managers of Seller and the members of Seller, authorizing (1) the transfer of the Assets and Assumed Obligations by Seller to Purchaser and (2) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(k) a complete release of liens and mortgages and UCC termination statements for any and all liens, mortgages, security interests, restrictions and financing statements with respect to the Assets (other than those exclusively relating to one of the Contracts or the Personal Property Leases);

(l) Limited Power of Attorney for use of Pharmacy License, DEA and Other Registration Numbers, and DEA Order Forms, in the form of Exhibit K attached hereto (the “Power of Attorney”);

(m) all consents to the assignment of the Contracts and Personal Property Leases from the third parties listed on Schedule 1.2(f) required to assign the Contracts and Personal Property Leases to Purchaser (the “Contract and Lease Consents”);

(n) all governmental approvals and authorizations that are required for the consummation of the transactions contemplated by this Agreement (the “Governmental Approvals”);

(o) the Assignment of Membership Interest in the form of Exhibit L attached hereto (the “Assignment of Membership Interest”);

(p) a counterpart of the Amended and Restated Operating Agreement of FGP in the form of Exhibit M attached hereto (the “Operating Agreement”);

(q) the Assignment of Partnership Interest in the form of Exhibit N attached hereto (the “Assignment of Partnership Interest”);

(r) a counterpart of the Amended and Restated Limited Partnership Agreement of Purchaser in the form of Exhibit O attached hereto (the “Limited Partnership Agreement”);

(s) approval of the Management Agreement between Purchaser and HHC Pennsylvania, LLC, a Pennsylvania limited liability company and subsidiary of HHC (“HHC Pennsylvania”), in the form attached hereto as Exhibit P (the “Management Agreement”) related to the management of the Hospital’s operations after the Effective Time;

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(t) evidence of the Tail Insurance Coverage reasonably satisfactory to Purchaser;

(u) the Condominium Declaration, the Condominium Articles and the Condominium Bylaws;

(v) minutes of the organizational meeting and all other meetings of the Condominium Association;

(w) original certificates of subsistence, or comparable status, of the Condominium Association, issued by the Pennsylvania Secretary of the Commonwealth, dated no earlier than a date which is thirty (30) calendar days prior to the Closing Date; and

(x) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.9 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

(a) payment of the Closing Purchase Price Payment (plus or minus the Working Capital Payment) on the Closing Date by wire transfer of immediately available funds to Seller to the account specified by Seller which account Seller shall specify to Purchaser not less than two (2) business days prior to the Closing Date in writing;

(b) payment of the Escrow Deposit on the Closing Date by wire transfer of immediately-available funds to the Escrow Agent;

(c) a certificate of Purchaser, executed by the President or any Vice President of Purchaser, certifying to Seller (i) that all the representations and warranties of Seller contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Purchaser has in all material respects performed or complied with the covenants and agreements required of Purchaser set forth in this Agreement required to be satisfied by the Closing Date and (iii) that all of the conditions contained in Sections 7.2, 7.3, 7.4 and 7.5 have been satisfied except those, if any, waived in writing by Purchaser;

(d) a certificate of the corporate Secretary of FGP, as Purchaser’s general partner, certifying to Seller (i) the incumbency of the officers of FGP on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement on behalf of Purchaser and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the general partner of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(e) an opinion of counsel for Purchaser in substantially the form attached hereto as Exhibit Q;

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(f) original certificate of subsistence, or comparable status, of Purchaser, issued by the Pennsylvania Secretary of the Commonwealth dated no earlier than a date which is thirty (30) calendar days prior to the Closing Date;

(g) the Ground Lease;

(h) the Bill of Sale;

(i) the Assignment and Assumption Agreements;

(j) the Post-Closing Escrow Agreement;

(k) the License Agreement;

(l) the Power of Attorney;

(m) the Assignment of Membership Interest;

(n) a counterpart of the Operating Agreement;

(o) a counterpart of the Limited Partnership Agreement;

(p) the Assignment of Partnership Interest;

(q) the Management Agreement; and

(r) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.10 Prorations and Utilities. To the extent not included in the calculation of Net Working Capital or otherwise prorated pursuant to this Agreement, Purchaser and Seller shall prorate (as of the Effective Time), to the extent applicable to the Assets, Personal Property Lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, and utility charges. If accurate allocations as to such matters cannot be made at Closing because current bills are not obtainable, the parties shall allocate such income or expense at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable item of income or expense.

1.11 Working Capital Settlement.

(a) Terms. As used herein, the term “Net Working Capital” shall mean the aggregate current assets of Seller conveyed to Purchaser pursuant to Section 1.2 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Seller assumed by Purchaser pursuant to Section 1.4 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles (“GAAP”), except that sick pay and related taxes shall be included in the calculation of Net Working Capital at a value determined according to the methodology specified on Schedule 1.11. As used herein, the term “Base Net Working Capital“ means $4,000,000.00.

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(b) Net Working Capital Calculation and Adjustments.

(i) At least ten (10) business days prior to Closing, Seller shall in good faith deliver to Purchaser a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available (the “Estimated Net Working Capital”) and containing reasonable detail and supporting documents showing the derivation of such estimate. The principles, specifications and methodologies for determining the Estimated Net Working Capital shall be as specified in Schedule 1.11 and shall be used for purposes of calculating the Working Capital Payment portion of the Purchase Price as of the Closing. The “Working Capital Payment” shall equal the difference between Base Net Working Capital and Estimated Net Working Capital. If Estimated Net Working Capital exceeds Base Net Working Capital, the Working Capital Payment shall be added to the Closing Purchase Price Payment. If Estimated Net Working Capital is less than Base Net Working Capital, the Closing Purchase Price Payment shall be reduced by the amount of the Working Capital Payment.

(ii) Within sixty (60) days after the Closing, Purchaser shall deliver to Seller its good faith determination of the Net Working Capital as of the Effective Time following the same principles, specifications and methodologies used to determine the Estimated Net Working Capital as set forth on Schedule 1.11 (“Interim Net Working Capital”). The Purchase Price shall be increased or decreased based on the difference between the Interim Net Working Capital as of the Effective Time and the Estimated Net Working Capital calculated at the Closing and, within five (5) business days after determination thereof, any excess of Interim Net Working Capital over Estimated Net Working Capital shall be paid in cash to Seller by Purchaser, and any deficiency in Interim Net Working Capital versus Estimated Net Working Capital shall be paid in cash to Purchaser pursuant to the Post-Closing Escrow Agreement, in either case together with interest on such amount at the rate of six percent (6%) per annum accruing from the Closing Date until the date when such payment is made.

(iii) Within sixty (60) days following December 31, 2005, Purchaser shall deliver to Seller a determination of the Net Working Capital as of the Effective Time following the same principles, specifications and methodologies used to determine the Estimated Net Working Capital as set forth on Schedule 1.11 (“Final Net Working Capital”). Should Seller disagree with Purchaser’s final determination of Final Net Working Capital, Seller shall notify Purchaser within thirty (30) days after Purchaser’s delivery of its determination of Final Net Working Capital. If Seller and Purchaser fail to agree within thirty (30) days after Seller’s delivery of notice of disagreement on the amount of Final Net Working Capital, such disagreement shall be resolved in accordance with the procedures set forth in Section 1.11(c), which shall be the sole and exclusive remedy for resolving disputes relative to the determination of Final Net Working Capital. The Purchase Price shall be increased or decreased based on the difference between the Final Net Working Capital as of the Effective Time and the Interim Net Working Capital and, within five (5) business days after determination thereof, any excess of Final Net Working Capital over Interim Net Working Capital shall be paid in cash to Seller by Purchaser, and any deficiency in Final Net Working Capital versus Interim Net Working Capital shall be paid in cash to Purchaser pursuant to the Post-Closing Escrow Agreement, in either case together with interest on such amount at the rate of six percent (6%) per annum accruing from the Closing Date until the date when such payment is made.

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(iv) Each party and its duly authorized representatives shall have full access to the financial books and records pertaining to the Hospital to confirm or audit Net Working Capital computations.

(c) Dispute of Adjustments. In the event that Seller and Purchaser are not able to agree on the Final Net Working Capital within thirty (30) days after Seller’s delivery of notice of disagreement, Seller and Purchaser shall each have the right to require that such disputed determination be submitted to Deloitte & Touche USA LLP or if Deloitte & Touche USA LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Seller and Purchaser may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Net Working Capital. The Accounting Firm’s determination shall be binding upon Seller and Purchaser. The Accounting Firm’s fees and expenses shall be borne equally by Seller and Purchaser.

1.12 Escrow Deposit. At Closing, Purchaser shall deposit Two Million and No/100 Dollars ($2,000,000.00) with the Escrow Agent, by wire transfer of immediately-available funds to the account of the Escrow Agent (the “Escrow Deposit,” and, together with all earnings thereon, the “Escrow Funds”). The Escrow Funds shall be held, invested and disbursed by the Escrow Agent as specified in and pursuant to the terms and conditions of the Post-Closing Escrow Agreement.

1.13 Membership Interest in FGP. At Closing:

(a) FGP shall deliver a fully executed Assignment of Membership Interest which assigns and transfers a 20% membership interest in FGP to Seller, free and clear of all liens and encumbrances; and

(b) All members of FGP, including Seller, shall execute and deliver a counterpart of the Operating Agreement.

As of the Effective Time, Seller shall become a member of FGP.

1.14 Limited Partner Interest in Purchaser. At Closing:

(a) Purchaser shall deliver an Assignment of Partnership Interest which assigns and transfers a 19.98% limited partner interest in Purchaser to Seller; and

(b) All partners of Purchaser, including Seller, shall execute and deliver a counterpart of the Limited Partnership Agreement.

As of the Effective Time, Seller shall become a limited partner of Purchaser.

1.15 Contribution by HMHM. At or before Closing, HMHM (a) agrees to contribute or cause the contribution of sufficient funds to its subsidiaries in order to allow Purchaser to make the Closing Purchase Price Payment, and (b) agrees to cause its subsidiaries to

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consummate the transactions contemplated hereby to be consummated on the Closing Date if all conditions to Closing in this Agreement have been satisfied or waived by the appropriate parties hereto.

1.16 Risk of Loss. The risk of loss or damage to any of the Personal Property, Owned Real Assets, the Hospital and all other Assets and property, the transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall maintain in effect without material change all of its insurance policies covering the Personal Property, Owned Real Assets, the Hospital and all other Assets and property of Seller through the Effective Time.

(a) With respect to the Owned Real Assets, if prior to the Closing, all or any part of the Owned Real Assets is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than twenty percent (20%) of the Purchase Price and Seller has duly maintained the insurance policies described above, the parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Owned Real Assets, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Purchase Price; provided, however, that if the amount to be deducted from the Purchase Price exceeds $500,000, Seller may terminate this Agreement by written notice to Purchaser. If prior to the Closing, all or any part of the Owned Real Assets is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Purchaser may elect to (i) purchase such Owned Real Assets, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies), (ii) not purchase such Owned Real Assets, and, in such event, an appropriate adjustment to the Purchase Price shall be made by Purchaser and Seller and the Closing shall proceed as scheduled; provided, however, that if the amount to be deducted from the Purchase Price exceeds $500,000, Seller may terminate this Agreement by written notice to Purchaser; or (iii) elect to terminate this Agreement by written notice to Seller. If Purchaser and Seller are unable to agree upon the amount of the Aggregate Damage by the originally scheduled Closing Date (the “Original Closing Date”), the amount of the Aggregate Damage shall be determined by an independent consulting firm mutually selected by Seller and Purchaser (the “Independent Consultant”) pursuant to Section 1.16(d).

(b) With respect to any Assets other than Owned Real Assets which are destroyed or damaged by fire or the elements or by any other cause prior to the Closing, except as provided in subsection (a) above, Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest to any insurance proceeds on account of such damage or destruction and shall reimburse Purchaser at the Closing for any deductible Purchaser is required to pay in connection with the receipt of such insurance proceeds.

(c) If prior to the Closing, all or any part of a parcel of the Owned Real Assets is made subject to an eminent domain or condemnation proceeding which would in Purchaser’s reasonable judgment materially adversely impair access to the Owned Real Assets or be

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materially adverse to the operations of the Hospital, Purchaser may elect to (i) lease such affected Owned Real Assets, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any award related to the Owned Real Assets in such eminent domain or condemnation proceeding), (ii) not purchase the affected Owned Real Assets, and, in such event, an appropriate adjustment to the Purchase Price shall be made by Purchaser and Seller, or (iii) terminate this Agreement by written notice to Seller. If Purchaser and Seller are unable to agree upon the amount of the adjustment described in subsection (ii) of the preceding sentence by the Original Closing Date, the adjustment shall be resolved by the Independent Consultant pursuant to Section 1.16(d).

(d) If pursuant to either Section 1.16(a) or 1.16(c), the amount of the Aggregate Damage (and any applicable Purchase Price adjustment) is to be determined by the Independent Consultant, within five (5) calendar days after the Original Closing Date (the “Submittal Date”), each party shall submit to the other party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Purchase Price adjustment) as a result of the event(s) contemplated by either Section 1.16(a) or 1.16(c), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date, the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the Aggregate Damage (and any applicable Purchase Price adjustment), taking into account any submissions by Seller or Purchaser made by the Submittal Date. The decision of the Independent Consultant shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne equally by Seller and Purchaser. Upon any such determination of the adjustment to the Purchase Price in accordance with this Section 1.16(d), the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement, which shall be no later than the twenty-fifth (25th) calendar day following the Original Closing Date unless the parties mutually agree upon a later date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise indicated on the Disclosure Schedules, Seller hereby represents, warrants and covenants to Purchaser as to the following matters as of the Execution Date. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date and the Effective Time:

2.1 Authority. Seller has full corporate power and authority to enter into this Agreement and all documents delivered hereto and full corporate power and authority to carry out and perform the transactions contemplated hereby.

2.2 Authorization/Execution. All corporate actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by Seller which are necessary to give effect to this Agreement, and all transactions contemplated hereby have been duly and properly taken or obtained by Seller, except for the consent of the members of Seller to the consummation of the transactions contemplated by this Agreement. This Agreement and all documents delivered hereto have been duly and validly executed and delivered by Seller and, assuming due and valid execution by, and enforceability against,

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Purchaser, this Agreement and all documents delivered pursuant hereto constitute valid and binding obligations of Seller enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

2.3 Organization and Good Standing; No Subsidiaries; No Conflicts.

(a) Seller is a nonprofit membership corporation duly incorporated, registered and subsisting under the laws of the Commonwealth of Pennsylvania. Seller has full power and authority to own, operate and lease its properties and to carry on its businesses as now conducted.

(b) Except as listed on Schedule 2.3(b), Seller has no subsidiaries, whether direct or indirect. Except as listed on Schedule 2.3(b), Seller has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other Person.

(c) Except as provided in Schedule 2.3(c), the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Seller is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Seller; (ii) violate any law, rule or regulation applicable to Seller which would reasonably be expected to have a Material Adverse Effect; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the Assets under, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Seller is a party, or by which Seller is bound; (iv) require the consent of any third party under any Contract or Personal Property Lease; (v) permit the acceleration of the maturity of any indebtedness of Seller; or (vi) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller.

2.4 Financial Statements; Changes.

(a) Seller has delivered to Purchaser the audited balance sheets for Seller at June 30, 2004, 2003 and 2002, and the related statements of operations for the periods then ended. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout such periods. Such statements of operations present fairly in all material respects the results of operations of Seller for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of Seller as of their respective dates. Since December 31, 2004, there has been no change in any of the significant accounting policies, practices or procedures of Seller.

(b) Seller has delivered to Purchaser an unaudited balance sheet for Seller at February 28, 2005 (the “Interim Balance Sheet Date”) and the related statement of operations for the eight month period then ended. Such interim financial statements have been prepared in conformity with GAAP. The interim statement of operations presents fairly in all material respects the results of the operations of Seller for the period covered, and the interim balance sheet presents fairly in all material respects the financial condition of Seller at the Interim

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Balance Sheet Date. Such interim financial statements reflect all adjustments necessary for a fair presentation other than normal year-end adjustments which are not material in amount in the aggregate, and omit required footnotes. At the Interim Balance Sheet Date, Seller had no material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected on the interim balance sheet but was not.

(c) Except as set forth on Schedule 2.4, since the Interim Balance Sheet Date, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any change in or event affecting Seller or the business of the Hospital, that has had or would reasonably be expected to have a Material Adverse Effect; or

(ii) any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 4.2 had it existed, occurred or arisen after the date of this Agreement; or

(iii) any strike or labor organizing activity; or

(iv) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of Seller that is material or that has involved or may involve a material loss to Seller in excess of applicable insurance coverage; provided, however, that this representation and warranty as of the Closing Date shall be subject to the provisions of Section 1.16 hereof.

2.5 Tax and Other Returns and Reports.

(a) For purposes of this Agreement, “Tax” or “Taxes” shall be defined as set forth below in Section 2.5(c) and shall include (i) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of any predecessor or previously owned entity and (ii) any liability for any Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group. For purposes of this Section 2.5 and Schedule 2.5, with respect to matters pertaining to this Section 2.5, the terms “Seller,” “Subsidiary” or “Subsidiaries” shall include all entities currently or previously controlled (as defined in Section 4.6(b) hereof) by Seller.

(b) Tax Returns and Audits. Except as set forth on Schedule 2.5:

(i) Seller has timely filed (taking into account valid extensions of the time for filing) all Tax returns required to have been filed and all such Tax returns were true, correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax return) that have become due and payable have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax return, except for Seller’s federal Tax return for its fiscal year ended June 30, 2004. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

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(iii) Seller has made available (or will make available through the Closing Date) to Purchaser (A) correct and complete copies of all Tax returns of Seller relating to the Assets and (B) any examination reports, statements of deficiencies and assessments by any governmental authority against or agreed to by Seller since December 31, 1998. Seller does not expect any authority to assess additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of Seller claimed, or to Seller’s Knowledge, threatened or otherwise raised by any authority. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) There are no liens or security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for such liens or security interests that will be removed on or prior to the Closing Date.

(v) No property of Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Seller is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

(vi) Seller is not under any obligation to make a payment that would not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Seller has disclosed on its Tax returns all positions taken therein that could give rise to a substantial understatement (A) of federal income tax under Code Section 6662 or (B) of any Tax under a similar provision of state, local or foreign Tax law. Seller has not engaged in any transaction which would be treated as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or otherwise been involved in a transaction which would require it to disclose a “reportable transaction.” Seller has not been a member of an affiliated group filing a consolidated federal income Tax return and does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. Seller has not been a party to any Tax allocation or sharing agreement. Neither Seller nor its Subsidiaries is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(vii) Seller is and has been in full compliance with all terms and conditions of any Tax exemptions, Tax holidays or other Tax reduction agreements including, without limitation, its status as an organization described in Code Section 501(c)(3). The consummation of the transactions contemplated herein are not expected to have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(viii) Neither the Seller nor any of its Subsidiaries has constituted either a “distribution corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(c)).

(ix) Seller has not, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state or foreign law.

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(x) None of Seller nor its Subsidiaries is a partner in any entity classified as a partnership for federal income tax purposes (except that Seller will become a partner in Purchaser upon the Closing).

(xi) Neither Seller nor any of its Subsidiaries has made an election under Treasury Regulations Section 301.7701-3 with respect to any entity.

(xii) None of Seller nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending prior to, on, or after the Closing Date as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of federal state, local or foreign income Tax law).

(c) “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

2.6 Material Contracts.

(a) Schedule 1.2(f) lists each Material Contract related to the Assets or the operation of the Hospital to which Seller is a party or to which any of its properties are subject or by which any thereof is bound, other than the Excluded Contracts listed on Schedule 1.3(d). As used herein, “Material Contract” means any contract or agreement that (i) after the Interim Balance Sheet Date obligates Seller to pay an amount of $25,000 or more in any one twelve month period on an annual basis or obligates Seller to pay an aggregate amount of $50,000 or more, (ii) has an unexpired term as of the Interim Balance Sheet Date in excess of twelve (12) months that is not terminable upon ninety (90) days or less notice by Seller at any time during the term, without penalty, (iii) contains a covenant not to compete or otherwise significantly restricts Seller’s business activities, (iv) limits the ability of Seller to conduct its business, including as to manner or place, (v) grants a power of attorney, agency or similar authority to another Person, (vi) contains a right of first refusal, (vii) constitutes a collective bargaining agreement including any collective bargaining agreement with physicians or any other referral source, (viii) constitutes an employment or severance agreement with any director, officer or employee of Seller, (ix) represents a contract upon which the business of the Hospital is substantially dependent, (x) represents a contract with a physician, or to the Knowledge of Seller, an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any contract with a pharmacy or any other supplier of medical products to patients of the Hospital, (xi) to the Knowledge of Seller, represents a contract with an entity in which a referring physician (as that term is defined in 42 U.S.C. § 1395m(h)(7)) or a referring physician’s immediate family member has an ownership or investment interest, (xii) represents a third party payor, managed care or preferred provider organization contract, (xiii) represents a clinical or educational affiliation agreement, or (xiv) was not made in the ordinary course of business. True, correct and complete copies of the Material Contracts and the Excluded Contracts, including all amendments and supplements, have

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been made available to Purchaser. Each Material Contract is valid and subsisting; except as set forth on Schedule 1.2(f), Seller has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued; and, except as set forth on Schedule 1.2(f), no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Seller (or, to the Knowledge of Seller, any other party or obligor with respect thereto), has occurred or as a result of the execution of this Agreement or its performance will occur.

2.7 Real and Personal Property; Title to Property; Leases.

(a) Seller has good and valid title, free of encumbrances, in and to the Real Property, the Personal Property and the other Assets, except for (i) any lien for taxes not yet due and payable, (ii) any obligations included in the Assumed Obligations, (iii) easements and other restrictions of record, or that are visible on the Real Property, (iv) any encumbrances or defects that do not materially interfere with the operations of the Hospital on the Real Property in any manner consistent with the current use by Seller, (v) any liens that will be removed of record on or prior to the Closing Date, (vi) such partial exclusions from coverage appearing in the standard form of ALTA owner’s title insurance policy that are not customarily removed by affidavit in local transactions, (vii) printed exclusions from coverage appearing in the standard form of ALTA owner’s title insurance policy, provided that there shall be deleted therefrom any exception for possible unfiled mechanics’ liens or claims for labor or material furnished prior to the Effective Time upon Seller’s certification or, in the event that Seller is unable to certify to the Title Company that no building, construction, alterations, additions or repairs have been made to the Real Property within the four (4) month period preceding the Closing Date, then the exception for mechanics’ liens shall be insured over by affirmative coverage, Seller to pay any special premiums for mechanics’ lien coverage charged because of Seller’s failure to make such certification, and (viii) subsurface public utility easements for local distribution, such as for gas, water and sewer lines or electric, telephone or CATV cable, the location of which is ascertainable and fixed, provided that the exercise of the rights thereunder does not materially interfere with the operations of the Hospital in any manner consistent with the current use by Seller (collectively, the “Permitted Encumbrances”). Except as shown in Schedule 2.7, all material tangible properties of Seller are, to the Knowledge of Seller, in a good state of maintenance and repair (except for ordinary wear and tear) and in operating condition.

(b) The Real Property constitutes all of the real property owned by Seller that is used in the conduct of the business of the Hospital.

(c) The Assets constitute all of the property necessary for Purchaser to operate the Hospital after the Effective Time in the same manner as Seller operates the Hospital as of the date hereof.

(d) At Closing, Seller will convey to Purchaser (i) good, valid and marketable fee simple title to all Assets other than the Leased Real Property and (ii) good, valid and marketable leasehold interest in the Leased Real Property, in each case under clauses (i) and (ii) subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option or encumbrance, except for the Permitted Encumbrances and the rights of any lessor or licensor of leased or licensed personal property.

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(e) Seller has no Knowledge of, and, during the past three (3) years, Seller has not received any written notice of, Seller’s non-compliance with law, zoning ordinance or other restriction with respect to any of the Real Property.

(f) There is no pending or, to the Knowledge of Seller, threatened action that would materially interfere with the ownership, use or quiet enjoyment of any of the Real Property by Seller.

(g) Seller has no Knowledge of, and, during the past three (3) years, Seller has not received any notice of, any proposed special assessments, threatened condemnation or any proposed material changes in property tax or land use laws affecting the Real Property.

2.8 Intangible Property. Schedule 2.8 lists any and all marks and other material items of intangible property in which Seller has an interest and the nature of such interest. Except as shown on Schedule 2.8, such assets include all permits or other rights with respect to any of the, foregoing. Seller has complete rights to use or ownership of all intangible property required for use in connection with the business of the Hospital as presently conducted by Seller. Except as disclosed on Schedule 2.8, Seller does not use any intangible property by consent of any other Person and is not required to and does not make any payments to others with respect thereto. Except as shown on Schedule 2.8, the intangible property of Seller is fully assignable free and clear of any encumbrances. Seller has in all material respects performed all obligations required to be performed by, and Seller is not in default in any material respect under, any contract relating to any of the foregoing. Seller has not received any notice to the effect (and is not otherwise aware) that such intangible property or any use thereof by Seller conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

2.9 Legal Proceedings. Except as set forth on Schedule 2.9, there is no claim, suit, litigation, arbitration, mediation, investigation, order, action or other proceeding (collectively, “Claims”) pending, or, to the Knowledge of Seller threatened, against or affecting Seller, the Assets or the Hospital. Except as described in Schedule 2.9, all such Claims are fully insured (except for applicable deductibles), and no insurer has issued a “Reservation of Rights” letter or otherwise qualified its obligation to insure and defend Seller against law suits arising therefrom.

2.10 Accounting Records; Internal Controls.

(a) Accounting Records. Seller has records that accurately and validly reflect its respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

(b) Data Processing Records. All data processing records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business as Seller.

2.11 Insurance. Schedule 2.11 lists all insurance policies and bonds that are maintained by Seller and are material to the business of the Hospital and indicates the type of insurance, policy number, term, identity of insurer, premiums and coverage amounts for the previous two (2) years and coverages (including applicable deductibles) for each such insurance policy and bond. Seller is not in default under any insurance policy or bond. Seller has timely

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filed claims with its respective insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.11 lists all claims in excess of $50,000 which have been made by Seller in the last two (2) years under any insurance policy and bond. Except as set forth on Schedule 2.11, all such insurance policies and bonds are in full force and effect. Except as shown on Schedule 2.11, Seller has not received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies and bonds. To the Knowledge of Seller, there are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the Assets or the Hospital or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental entity requiring or recommending any action which has not been taken.

2.12 Employees.

(a) Schedule 2.12 sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued vacation and sick leave, the paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospital and indicating whether such employee is a part-time or full-time employee. Except as shown on Schedule 2.12, there are no employment agreements or severance agreements with employees of Seller.

(b) There are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospital. There is no unfair labor practice complaint against Seller pending, or to the Knowledge of Seller threatened, before the National Labor Relations Board with respect to the operation of the Hospital. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the Knowledge of Seller threatened by or involving the employees of Seller with respect to the operation of the Hospital.

2.13 Employee Benefits.

(a) Schedule 2.13 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any “employee plan” within the meaning of Section 3(3) of ERISA, under which any employee, former employee or independent contractor (or beneficiary of any employee, former employee or independent contractor) of Seller has or may have any current or future right to benefits (the term “plan” shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). Seller has made available to Purchaser true and complete copies of (i) each Plan and (ii) the summary plan description, if any, for each Plan. No Plan is intended to be tax qualified under Sections 401(a) and 501(a) of the Code. To Seller’s Knowledge, there has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan as to which there is no statutory or administrative exemption.

(b) There are no actions pending, or, to Seller’s Knowledge, threatened, with respect to any Plan or the assets of any Plan, other than claims for benefits in the ordinary course. To Seller’s Knowledge, each Plan has been administered in all material respects in accordance with its terms and with all applicable laws (including ERISA).

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(c) Neither Seller nor any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has Seller or any Commonly Controlled Entity at any time within six (6) years prior to the Closing contributed to or had an obligation to contribute to, either (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) any plan subject to Title IV of ERISA. Seller has performed timely and shall timely perform all obligations of Seller and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement. For the purposes of this Section 2.13, “Commonly Controlled Entity“ means any corporation, trade, business, or entity under common control with Seller within the meaning of Section 414(b), (c), (m), or (o) of the Code, or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(d) Each employee, former employee and independent contractor of Seller has been properly classified as such for all purposes under the Code and ERISA.

(e) Seller maintains no “pension plan” within the meaning of Section 3(2) of ERISA for its employees other than a program of contributions made to individual custodial accounts or tax-deferred annuities under Section 403(b) of the Code (“Seller’s 403(b) Program”).

(f) Seller’s 403(b) Program has been maintained in material compliance with all applicable provisions of the Code and ERISA. Seller does not owe, nor will Purchaser owe, any taxes, penalties, judgments or settlements in connection with Seller’s 403(b) Program based on an act or omission of Seller taken at any time.

2.14 Certain Interests. Except as shown on Schedule 2.14, no Affiliate of Seller, nor any officer, director or manager thereof, has any material interest in any property used in or pertaining to the business of the Hospital; no such Person is indebted or otherwise obligated to Seller; and Seller is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary, or reimbursement of ordinary business expenses not unusual in amount or significance. Except as shown on Schedule 2.14, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from Seller or the successor or assign of any thereof to any Person.

2.15 Intercompany Transactions. Except as shown on Schedule 2.15, Seller has not engaged in any transaction with any Affiliate of Seller. Except as shown on Schedule 2.15, Seller has no liabilities or obligations to any Affiliate of Seller and no Affiliate of Seller has any liabilities or obligations to Seller.

2.16 Inventories. All Inventories of Seller are of good merchantable quality, reasonable in balance or currently usable in the ordinary course of business in all material respects. The value at which Inventories are carried reflects the customary inventory valuation policy of Seller, as applicable, for stating inventory, in accordance with GAAP consistently applied.

2.17 Receivables. The accounts receivable (including the Government Receivables) reflected on the books and records of Seller and the Hospital arose from bona fide commercial transactions, and the financial statements referred to in Section 2.4 include all material refunds,

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discounts or setoffs payable or assessable with respect to such accounts receivable (including the Government Receivables), taken as a whole. Seller adequately records on its financial statements in accordance with GAAP all estimates for future Seller Cost Report settlements for all years open to settlement. Seller records government program recoupments on its financial statements as they occur in accordance with GAAP.

2.18 Third Party Payors and Suppliers. Schedule 2.18 lists the names of and describes all Material Contracts with, and the respective percentage of the revenues of the business of the Hospital for the year ended December 31, 2004, attributable to, the ten largest third party payors and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the business of the Hospital with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

2.19 Workers Adjustment and Retraining Notification (WARN). Seller has complied with the Workers Adjustment Retraining and Notification Act (the “WARN Act”) insofar as applicable to any acts or transactions with respect to the operation of the Hospital prior to and including the transactions contemplated by this Agreement.

2.20 Environmental Compliance. Except as set forth in Schedule 2.20 and except as set forth in that certain Phase I report prepared by ENVIRON, dated March, 2005, included as part of Schedule 2.20:

(a) Seller is in material compliance with all applicable Environmental Laws. As used herein, “Environmental Laws“ shall mean all applicable federal, state or local laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land or surface or subsurface strata), including all federal, state or local laws relating to emissions, discharges, releases, threatened releases or the presence of petroleum and petroleum-derived products, asbestos, mold, pollutants, contaminants, chemicals, medical waste or other industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Substances”) into the environment and all federal, state or local laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., The Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the rules and regulations promulgated thereunder.

(b) Seller has obtained all permits required under applicable Environmental Laws for the use, operation or ownership of the Real Property and the business of the Hospital. The Real Property and the Hospital are in material compliance with each such applicable permit. No federal, state or local governmental entity has notified Seller that any such permits may or will be suspended, cancelled, revoked or materially modified, or cannot be renewed in the ordinary course of business.

(c) Seller has not received from any federal, state or local governmental entity or other Person any order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Real Property or the business of the Hospital or any off-site disposal of any Hazardous Substances including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.

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(d) No judicial proceeding, action, claim, suit, or governmental or administrative action is pending or, to the Knowledge of Seller, threatened, under any applicable Environmental Law pursuant to which Seller is or to the Knowledge of Seller could be reasonably expected to be named as a party with respect to the Real Property or the business of the Hospital.

(e) Seller has not entered into any agreement with any federal, state or local governmental entity or any other Person pursuant to which Seller assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of Hazardous Substances.

(f) Seller has disclosed and made available to Purchaser all relevant information, including all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results that are in Seller’s possession, custody or control, and of which Seller has Knowledge, relating to any past and present (i) environmental conditions concerning the business of the Hospital or on, under or about the Real Property, (ii) use or operation of the Real Property used in or held for use in connection with the business of the Hospital, and (iii) activities relating to Hazardous Substances on, or any off-site disposal of a Hazardous Substance from, the Real Property or used in connection with the business of the Hospital. Seller has disclosed and made available to Purchaser any and all documents that are in Seller’s possession, custody or control relating to projected environmental expenditures for the business of the Hospital and the Real Property, including capital and operating budgets and reports prepared by independent auditors or accountants and prepared by personnel, and including reports, studies or documents relating to the costs (including, anticipated capital costs and annual expenses) of compliance with Environmental Laws.

(g) Seller has no Knowledge of any soil or groundwater contamination on, under, or about any of the Real Property except as disclosed in the environmental reports described in Section 2.20(f) above.

(h) Seller does not hold and is not required to hold a permit for the generation, treatment, storage, or disposal of hazardous waste in accordance with the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.).

2.21 Powers of Attorney. Seller has not given any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the business of the Hospital, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

2.22 Accreditation; Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.

(a) The Hospital is duly accredited by JCAHO as evidenced by the Hospital’s most recent JCAHO accreditation survey reports and is duly licensed by the Pennsylvania Department of Public Welfare (“DPW”) as a psychiatric hospital and residential treatment center. Seller has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, certificates of need, licenses or permits necessary for or required to conduct the business operations of the Hospital as such are presently conducted. In order to conduct the business operations of the Hospital as presently conducted, to the Knowledge of Seller, Seller is not required to hold any licenses, permits and other governmental approvals or

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authorizations except for the licenses currently held by Seller as set forth on Schedule 2.22. The licenses listed on Schedule 2.22 are in full force and effect and Seller is in full compliance in all material respects with all requirements of each license that it holds. Seller has made all material filings with governmental agencies required for the conduct of its business operations. There are no outstanding judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which Seller is bound or to which Seller is subject which relate in any manner to the business of the Hospital. Seller has not received nor, to the Knowledge of Seller, is it subject to any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality which relate in any manner to the business operations of the Hospital, except as set forth on Schedule 2.22.

(b) Seller has previously delivered to Purchaser true, correct and complete copies of (i) the Hospital’s most recent JCAHO accreditation survey report, a list of deficiencies, if any, and, if applicable, a plan of correction; (ii) the Hospital’s most recent DPW surveys, lists of deficiencies, if any, and, if applicable, plans of correction; (iii) the Hospital’s fire marshal’s surveys for the past two (2) years and lists of deficiencies, if any; and (iv) the Hospital’s boiler inspection reports for the past two (2) years and lists of deficiencies, if any. Seller has taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth in Section 2.22.

(c) Seller receives payment without restriction under Medicare and Medicaid and has a valid and current provider agreement and one or more properly issued provider numbers with each Government Program. All such provider numbers of the Hospital are listed on Schedule 2.22 by facility to the extent applicable. Except as set forth on Schedule 2.22, Seller is in compliance in all material respects with the conditions of participation for the Government Programs.

(d) Seller has timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor or shall cause to be timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor all cost reports and other reports that are required by third-party payors to have been filed or made on or before the Closing Date with respect to the purchase of services of the business of the Hospital, including Government Programs and other insurance carriers, and, except as disclosed on Schedule 2.22, all such reports are or when filed shall be complete and accurate in all material respects. Except as disclosed on Schedule 2.22, Seller is and has been in material compliance with filing requirements with respect to cost reports of Seller, and such reports do not claim, and Seller has not received, payment or reimbursement in excess of the amount provided or allowed by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies in electronic format of all such reports for the three (3) most recent fiscal years for which cost reports have been filed by Seller, and any other cost report for which a final settlement has not been issued, have been made available to Purchaser. Except as disclosed on Schedule 2.22 and except for claims, actions and appeals in the ordinary course of business, Seller has neither initiated nor received written notice of any material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, governmental entity, or the Administrator of the Center for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of Seller with respect to the business of the Hospital, within the past three (3) years. Schedule 2.22 indicates which of such cost reports have been audited by the fiscal intermediary and finally settled.

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(e) Except as disclosed on Schedule 2.22, no validation review or program integrity review related to the Hospital, the operation of the Hospital, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or government entity in connection with the Government Programs within the past three (3) years, and to the best Knowledge of Seller, no such reviews are scheduled, pending or threatened against or affecting Seller with respect to the Hospital, or the consummation of the transactions contemplated by this Agreement.

(f) All billing practices of Seller with respect to the Hospital to all third-party payors within the past three (3) years, including the Government Programs and private insurance companies, are and have been in compliance with all applicable laws and policies of such third-party payors and Government Programs in all material respects, and neither Seller with respect to the Hospital nor the Hospital has billed or received any payment or reimbursement in excess of amounts allowed by law.

(g) Seller has performed through third party contractors a review of the website of the Office of Inspector General of the United States Department of Health and Human Services and based upon such review and except as listed on Schedule 2.22, (i) no physician currently on the medical staff at the Hospital is listed as having been, and to the Knowledge of Seller is not, excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f)). To the Knowledge of Seller, none of the business of the Hospital, or Seller or Seller’s officers, directors or managing employees (as that term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f)) or has been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or has been convicted of a criminal offense under the federal Anti Kickback Law, 42 U.S.C. §1320a 7b (the “Anti-Kickback Law”).

(h) In the five (5) year period immediately preceding the Execution Date and since the Execution Date, to the Knowledge of Seller, none of Seller’s employees while an employee of the Hospital has committed a violation of federal or state laws regulating health care fraud, including the Anti-Kickback Law, the Stark I and II Laws, 42 U.S.C. §1395nn, as amended (the “Stark Law”), and the False Claims Act, 31 U.S.C. §3729, et seq. (the “False Claims Act”), which violation relates in any respect to the business operations of the Hospital.

2.23 Compliance Program. Seller has made available to Purchaser (i) a copy of the Hospital’s current compliance program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies and (ii) copies of any written complaints received in the previous five (5) years from the date hereof from employees, independent contractors, vendors, physicians or any other Person asserting that the Hospital or Seller has violated any health care fraud law or regulation, including the Anti-Kickback Law and the Stark Law. Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Program, (c) to the Knowledge of Seller, has not

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been the subject of any Government Program investigation conducted by any federal or state enforcement agency during the past five (5) years, (d) to the Knowledge of Seller, has not been a defendant in any qui tam/False Claims Act litigation during the past five (5) years, or (e) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency (except in connection with medical services provided to, or medical supplies purchased from, third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by Seller).

2.24 HIPAA. Seller is in compliance in all material respects with the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder as of the applicable effective dates for such requirements.

2.25 Restricted Grant and Loan Programs. The transactions contemplated by this Agreement will not result in any obligation on Seller to repay any loans, grants or loan guarantees or provide uncompensated care in consideration thereof pursuant to Hill Burton Program or any similar statute or program with respect to the ownership or operation of the business of the Hospital. No Contract includes requirements that the payment of grant funds or other consideration under the Contract be made only to a nonprofit entity.

2.26 Experimental Procedures. Seller has not performed or authorized the performance of any experimental or research procedures or studies involving patients of the Hospital that require the prior approval of any governmental entity that has not been obtained.

2.27 Medical Staff; Physician Relations. Seller has delivered to Purchaser complete and correct copies of the bylaws and rules and regulations of the medical staff and medical executive committees of the Hospital. Schedule 2.27 sets forth (a) the name and status on the medical staff of each member of the medical staff of the Hospital and (b) the degree (e.g., M.D., D.O.), title specialty and board certification, if any, of each such medical staff member. Except as set forth on Schedule 2.27, there are no pending or, to the Knowledge of Seller, threatened disputes with the Hospital medical staff members or applicants or allied health professionals, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

2.28 Solvency. Seller is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Seller’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on its businesses and all businesses in which it is about to engage.

2.29 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except as to which Seller shall have full responsibility and, with respect to such fees or commissions, Purchaser shall not have any liability.

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2.30 Condition of Assets. Other than with respect to the representations and warranties herein provided, Seller shall transfer the Assets to Purchaser and Purchaser shall accept the Assets from Seller AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LEASED REAL PROPERTY, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PERSONAL PROPERTY, AND ANY AND ALL OF WHICH WARRANTIES SELLER HEREBY DISCLAIMS. All of the Assets shall be further subject to normal wear and tear on the Leased Real Property and, as applicable, the Personal Property, and normal and customary use and disposal of Inventory and supplies in the ordinary course of business from the date thereof up to the Closing Date.

2.31 Condominium Matters.

(a) As of the Closing, the Condominium Association will be a nonprofit corporation duly incorporated and subsisting under the laws of the Commonwealth of Pennsylvania. As of the Closing, the Condominium Association will have full power and authority to own, operate and lease its properties and to carry on its businesses as then conducted.

(b) As of the Closing, each of Seller and the Condominium Association shall have duly performed in all material respects all its respective obligations under the Condominium Declaration, the Condominium Articles and the Condominium Bylaws, to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Seller or the Condominium Association, shall have occurred or as a result of the Closing of the transactions contemplated by this Agreement or its performance hereunder will occur.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Execution Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date and the Effective Time:

3.1 Authority. Purchaser has full limited partnership power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.2 Authorization/Execution. All limited partnership actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by, and enforceability against, Seller, this Agreement constitutes a valid and

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binding obligation of Purchaser enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

3.3 Organization and Good Standing; No Subsidiaries; No Conflicts.

(a) Purchaser is a limited partnership duly organized, registered and subsisting under the laws of the Commonwealth of Pennsylvania, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Purchaser has no subsidiaries, whether direct or indirect. Purchaser has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other Person.

(c) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Purchaser; (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of Purchaser.

3.4 No Liabilities or Obligations. Purchaser has no material liabilities or obligations (actual, contingent, accrued, known or unknown) other than the liabilities and obligations resulting from this Agreement and the transactions contemplated hereby.

3.5 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Purchaser’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (c) Purchaser has capital sufficient to carry on its businesses and all businesses in which it is about to engage.

3.6 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of Purchaser, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except those as to which Purchaser shall have full responsibility and, with respect to such fees or commissions, Seller shall not have any liability.

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3.7 Availability of Funds. Purchaser has the ability to obtain funds in cash in an amount equal to the Purchase Price by means of credit facilities or otherwise, and will at the Closing have immediately available funds in cash which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS OF SELLER

4.1 Access and Information; Inspection Period, Preparation of Exhibits and Schedules. From the Execution Date through the Closing, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital and all of the other Assets being purchased or leased by Purchaser hereunder. From the Execution Date through the Closing, Seller shall furnish Purchaser with such additional financial and operating data and other information in Seller’s possession as to businesses and properties of the Hospital and all of the Assets as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospital. Such access may include consultations with the personnel of Seller. All such requests for access and consultations shall be coordinated through Seller’s Chief Operating Officer or Chief Financial Officer or their respective designees. Further, Purchaser may, at its sole cost and expense undertake environmental, mechanical and structural surveys of the Hospital and the Leased Real Property. After performing any inspections, tests or surveys, Purchaser shall restore the Hospital and the Leased Real Property as nearly as possible to its original condition and repair any damage to same caused by the performance of such inspections, tests, or surveys. Prior to Purchaser’s or its agents’, contractors’ or employees’ entry onto the Hospital or the Leased Real Property to perform any such inspections, tests, or surveys, Purchaser shall, and shall cause its agents and contractors to, maintain levels of liability and other insurance as are considered generally acceptable in the industry for the activities to be undertaken on the Hospital or the Leased Real Property. Purchaser hereby assumes, and agrees to defend, indemnify and save Seller harmless from and against, any claim, damage, liability, cost or expense (including reasonable attorneys’ fees) arising from acts or omissions of Purchaser (and from the acts or omissions of Purchaser’s agents, contractors or employees) in any way pertaining to any entry upon, or inspection, test, or survey of, the Hospital or the Leased Real Property (or any parts thereof). Purchaser agrees to do no act prior to Closing that would encumber title to the Hospital or the Real Property except as contemplated and required in order to establish the Condominium. Purchaser’s obligations under this Section with respect to acts or omissions occurring prior to Closing, but not thereafter, shall survive Closing or termination hereunder.

4.2 Conduct of Business. On and after the Execution Date and prior to the Closing, and except as otherwise consented to or approved by an authorized officer of Purchaser or required by this Agreement, Seller shall, with respect to the operation of the Hospital:

(a) carry on its businesses with respect to the operation of the Hospital in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless Seller is required to adopt such changes under GAAP), Tax elections or Tax returns or Assets;

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(b) maintain the Hospital and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) perform all of its material obligations under agreements relating to or affecting the Hospital, its operations or the Assets;

(d) keep in full force and effect present insurance policies or other comparable self-insurance; and

(e) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present employees at the Hospital and maintain its relationships with physicians, suppliers, customers and others having business relationships with the Hospital.

4.3 Negative Covenants. From the Execution Date until the Closing, with respect to the operation of the Hospital, Seller shall not, without the prior written consent of Purchaser or except as may be required by law:

(a) amend or terminate any of the Contracts or Personal Property Leases, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract or Personal Property Lease), and in no event with respect to any such Contract or Personal Property Lease as to which the total to be paid in the future under the Contract or Personal Property Lease exceeds $25,000 and which is not terminable by Seller without penalty on ninety (90) days notice or less;

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller’s customary personnel policies;

(c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance (other than Permitted Encumbrances) upon any of the Assets;

(d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any material Asset, except in the ordinary course of business with comparable replacement thereof;

(e) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress;

(f) take any action outside the ordinary course of business; or

(g) reduce Inventory except in the ordinary course of business.

For purposes of this Section 4.3, Seller shall be deemed to have obtained Purchaser’s prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if Seller gives Purchaser written notice of a proposed action and Seller does not receive from Purchaser a written notice of objection to such action within five (5) business days after Purchaser receives Seller’s written notice.

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4.4 Consents.

(a) Within thirty (30) days following the Execution Date, Seller shall request the consent of its Members, as required by the Bylaws of Seller, approving the transactions contemplated by this Agreement.

(b) Seller shall use commercially reasonable efforts to obtain all Contract and Lease Consents and shall cooperate with Purchaser and its representatives and attorneys: (a) in Purchaser’s efforts to obtain all other consents, approvals, authorizations, clearances and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, to the extent Seller is unable to obtain any of the Contract and Lease Consents and Purchaser agrees to proceed to Closing without such Consents, Seller shall cooperate with Purchaser to ensure that Purchaser obtains the benefits of each such Contract or Personal Property Lease.

4.5 Additional Financial Information. Within fifteen (15) calendar days following the end of each calendar month after the Execution Date and prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income in accordance with GAAP with respect to the operation of the Hospital for each month then ended, together with corresponding year-to-date amounts.

4.6 No-Shop.

(a) From and after the Execution Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, without the prior written consent of Purchaser: (i) offer for sale or lease the assets of the Hospital or the Assets (or any material portion thereof); (ii) solicit offers to buy all or any material portion of the Hospital or the Assets; (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation; or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of the assets of the Hospital or the Assets. Notwithstanding the foregoing, this Section 4.6 shall not be construed to prohibit Seller or its Affiliates from engaging in corporate transactions, including mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the Hospital or the Assets and Seller complies with the provisions of Section 12.3 requiring Purchaser’s consent to any assignment of this Agreement by Seller.

(b) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person. The term “control“ (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

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4.7 Seller’s Efforts to Close. Seller shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions.

4.8 Title Matters.

(a) On or prior to five (5) days after the Execution Date, (i) Purchaser shall request a preliminary binder(s) or title commitment(s) (the “Title Commitment”) sufficient for the issuance of (A) an A.L.T.A. Extended Coverage Leasehold Title Policy with respect to the Leased Real Property, together with such endorsements as are customary in Pennsylvania, including, without limitation, those relating to the creation of the Condominium (i.e., Endorsement 800, regarding compliance with the Act) (the “Leasehold Title Policy”) issued by First American Title Insurance Company (the “Title Company”), and (B) an A.L.T.A. Owner’s Title Policy with respect to the Owned Real Assets, together with such endorsements as are customary in Pennsylvania, including, without limitation, those relating to the creation of the Condominium (i.e., Endorsement 800, regarding compliance with the Act) (the “Fee Title Policy,” and together with the Leasehold Title Policy, the “Title Policies”), in each case together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the “Title Instruments”) and (ii) Seller shall order an A.L.T.A. survey of the Real Property complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Survey for the Real Property for an “Urban” survey (the “Survey”) and a plat or plan, or both, of the other real property described in Section 1.1(g) hereof containing such information in a clear and legible manner that is required by Section 3210 of the Pennsylvania Uniform Condominium Act (the “Condominium Plan”). The parties acknowledge that the Condominium with respect to the Real Property will be created upon filing of the Condominium Declaration, and the Owned Real Assets will be created by an amendment thereto. Accordingly, to the extent feasible, the Title Commitment and the Survey shall be prepared on a pro forma basis assuming the filing of the Condominium Declaration.

(b) Within ten (10) business days after receipt of the Title Commitment, the Title Instruments, the Survey and the Condominium Plan (such period commencing on the date of receipt of the last of the foregoing), each party shall deliver a copy thereof to the other party, as applicable, and Purchaser shall advise Seller in writing (the “Title Notice”) of any survey or title matters that, in Purchaser’s sole discretion, will adversely affect, impede or hinder Purchaser’s use of the Real Property (collectively, the “Objections”). Seller shall give written notice to Purchaser within ten (10) business days of Seller’s receipt of the Title Notice of any Objections which Seller is willing and able to cure (Seller having no obligation whatsoever to cure). Purchaser shall permit Seller such time as is reasonably necessary, including a reasonable extension of the Closing Date, in which to cure any Objections identified by Seller as items to be cured. In the event Seller advises Purchaser of its inability or unwillingness to cure one or more Objections (or in the event Seller does not give any responsive notice within such ten-day period), Purchaser, within the earlier to occur of two (2) days after receipt of Seller’s response, or the expiration of such ten-day period for Seller’s response, shall elect either to (i) waive such objections and proceed to Closing without any adjustment to any of the terms of this Agreement, or (ii) terminate this Agreement by giving written notice to Seller, in which event the parties shall be relieved of all further liability hereunder (except those which expressly survive termination); provided, however, that Purchaser shall return all materials provided by Seller to Purchaser, as well as copies of any reports or results arising from Purchaser’s inspections, tests,

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and surveys of the Real Property. If Purchaser does not give timely notice of such election, Purchaser shall be deemed to have elected the option to waive the Objections specified in clause (i) immediately above.

(c) All matters affecting title to the Real Property as of the respective dates of the Survey, the Title Commitment and the Condominium Plan that are not objected to in the Title Notice or waived (or deemed waived) by Purchaser shall be deemed consented to by Purchaser, and (i) all such deemed consented matters, (ii) any subsequent title matters permitted hereby or otherwise consented to by Purchaser, and (iii) any other survey or title matter that does not materially and adversely affect insurability of title, marketability, use, occupancy, possession, ownership or utility of the Real Property shall be collectively referred to herein as “Permitted Encumbrances,” in addition to those matters identified as Permitted Encumbrances in Section 2.7(a) hereof. Except for Permitted Encumbrances, on or after the Execution Date, Seller shall neither take, nor consent to, any steps or actions which will in any manner adversely alter the status of the title to the Real Property and the other real property described in Section 1.1(g) hereof without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Except for Permitted Encumbrances, the Condominium Declaration and the amendment thereto described in Section 7.13 hereof, Seller shall not execute, grant or record any easements, covenants, conditions, liens, restrictions, leases or other agreements or matters with respect to the Real Property without Purchaser’s prior written consent which shall not be unreasonably withheld, delayed or conditioned.

4.9 Updating of Disclosure Schedules.

(a) Seller shall notify Purchaser of any changes, additions, or events which cause any change in or addition to the Disclosure Schedules delivered by Seller under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section 4.9 shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless in any such case Purchaser specifically agrees thereto in writing or consummates the Closing after receipt of such written notification, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless in any such case Purchaser specifically agrees thereto in writing or consummates the Closing after receipt of such written notification. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Seller herein.

(b) Certain Disclosure Schedules to this Agreement set forth exceptions to the representations, warranties and other agreements made by Seller in this Agreement and are intended to qualify such representations, warranties and agreements. The information expressly set forth in a Disclosure Schedule with respect to any section of this Agreement shall also be deemed to qualify each other section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a schedule), so long as application to such section is reasonably discernible from such disclosure. Notwithstanding the foregoing, the representations, warranties and other agreements of a party set forth in this Agreement shall not be affected, modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in a Disclosure Schedule unless the reference on the face of the schedule indicates how such agreement or document limits the scope of a representation, warranty or other agreement of the party set forth in this Agreement.

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4.10 Environmental Remediation. Prior to Closing, Seller shall perform the environmental remediation measures described in Schedule 4.10 (the “Environmental Remediation Measures”) on the Real Property.

4.11 Seller’s 403(b) Program.

(a) The Board of Managers of Seller shall adopt resolutions and take all other appropriate steps to terminate Seller’s 403(b) Program, such that neither Seller, Purchaser, HHC Pennsylvania nor any of their Affiliates shall have any obligation to make any contributions, or to withhold any contributions from compensation otherwise payable to Hired Employees, under Seller’s 403(b) Program with respect to any period of service after the Closing.

(b) Seller shall take all necessary steps to ensure that the custodians and/or insurers (the “403(b) Custodians”) currently providing custodial and investment services, or annuities and related services, in connection with any custodial accounts or annuity contracts relating to Seller’s 403(b) Program (collectively, the “403(b) Accounts”) receive notice of the transactions contemplated by this Agreement and continue to maintain the 403(b) Accounts for as long as such maintenance is in conformity with the lawful wishes of the holders of the 403(b) Accounts and applicable law. Seller shall take such further steps as are necessary to ensure that (i) each of the 403(b) Custodians will not permit any Hired Employee to receive any new participant loan from any of the 403(b) Accounts after the Closing Date, (ii) the amounts accumulated under the 403(b) Accounts, including the amounts of any unpaid participant loans, do not become taxable to any Hired Employee as a result of the transactions contemplated hereby, and (iii) no significant involvement with respect to the 403(b) Accounts will be required on the part of Seller, Purchaser, HHC Pennsylvania or any of their Affiliates after the Closing Date, except as may be required to withhold amounts payable in respect of participant loans previously taken from any of the 403(b) Accounts from the wages of the applicable Hired Employees, or as may be deemed appropriate to forward information from the 403(b) Custodians to the Hired Employees, or from the Hired Employees to the 403(b) Custodians.

ARTICLE 5

COVENANTS OF PURCHASER

5.1 Purchaser’s Efforts to Close. Purchaser shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller’s obligations under this Agreement to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions.

5.2 Required Governmental Approvals. Purchaser (a) shall use commercially reasonable efforts to secure, as promptly as practicable before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need, licenses and permits required to be obtained from governmental and regulatory authorities necessary for Purchaser to perform its obligations under this Agreement, cause all of its covenants and agreements to be performed, satisfied and fulfilled and operate the Hospital after the Closing; and (b) will provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request.

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5.3 Excluded Assets. As soon as practicable after the Closing Date, Purchaser shall deliver to Seller or Seller’s designee any Excluded Assets found at the Hospital on and after the Effective Time, without imposing any charge on Seller for Purchaser’s storage or holding of same on and after the Effective Time.

5.4 Confidentiality. Until Closing, Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser’s counsel, by other requirements of law, all Confidential Information, and Purchaser shall not disclose the Confidential Information to any Person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser’s obligations set forth in the immediately preceding sentence shall apply (a) between the Execution Date and the Effective Time with respect to Confidential Information which is among the Assets and (b) after the Effective Time for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, “Confidential Information” shall mean (x) all information of any kind concerning Seller or the business of the Hospital, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to Seller or any Affiliate of Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in Purchaser’s possession prior to disclosure thereof to Purchaser in connection herewith, and (y) all “individually identifiable health information” (as such term is defined in 45 CFR § 160.102) of patients and others receiving services from the Hospital. In the event of any termination or expiration of this Agreement, Purchaser shall, in addition to complying with the covenant of nondisclosure set forth in this Section 5.4, return to Seller any and all Confidential Information (including, without limitation, all individually identifiable health information) in Purchaser’s possession without retaining copies thereof.

5.5 Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 5.4 above are reasonable and necessary to protect the legitimate interests of Seller. The parties also hereby acknowledge and agree that any breach of Section 5.4 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 5.4 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage Seller may be granted temporary or permanent injunctive relief, that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Seller shall be entitled to recover its reasonable fees and expenses, including attorneys’ fees, incurred by Seller in enforcing the restrictions contained in Section 5.4.

5.6 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

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ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Seller’s obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct at the Execution Date, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

6.2 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by it pursuant to the provisions of this Agreement. Purchaser acknowledges that Purchaser shall not satisfy the condition precedent set forth in this Section 6.2, as it relates to the delivery of the Purchase Price, unless Purchaser initiates the wire transfer of the amount set forth in Section 1.6 to Seller, and provides to Seller a Federal Reserve wire reference number with respect thereto, on or before 3:00 p.m. (Central time) on the Closing Date.

6.3 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

6.4 Opinion of Counsel for Purchaser. Seller shall have received the favorable opinion of Purchaser’s counsel, dated the Closing Date, in substantially the form set forth in Exhibit Q attached to this Agreement.

6.5 Governmental Authorizations. Purchaser and Seller shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement and the operation of the Hospital by Purchase after the Closing, including the approval of the transactions contemplated hereby by the Orphans’ Court Division of the Philadelphia County Court of Common Pleas. All consents, waivers, and estoppels of third parties which are reasonably necessary, in the opinion of Seller, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Seller.

6.6 Post-Execution Matters. Each of the matters set forth on Schedule 6.6 shall have been satisfied within the time period specified therein to the satisfaction of Seller in its sole discretion.

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ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

7.1 Board Approval. The Board of Directors of HHC shall have consented to and approved the consummation of the transactions contemplated hereby.

7.2 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller in this Agreement shall have been true and correct on the Execution Date, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

7.3 Governmental Authorizations. Purchaser and Seller shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement and the operation of the Hospital by Purchaser after the Closing, including the approval of the transactions contemplated hereby by the Orphans’ Court Division of the Philadelphia County Court of Common Pleas.

7.4 Signing and Delivery of Instruments. Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by Seller pursuant to the provisions of this Agreement.

7.5 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

7.6 Opinion of Counsel. Purchaser shall have received the favorable opinion of Seller’s counsel dated the Closing Date, in substantially the form attached hereto as Exhibit J.

7.7 Title Insurance Policy. Purchaser shall have received the fully effective Title Policies issued to Purchaser by the Title Company covering the Real Property in the amount of the full insurable value of the Real Property and which is reasonably satisfactory to Purchaser in all respects. The Leasehold Title Policy shall show valid leasehold title to the Leased Real Property in Purchaser and the Fee Title Policy shall show valid fee simple title to the Owned Real Assets, subject in each case only to the Permitted Encumbrances.

7.8 Survey. Purchaser shall have received and reviewed the Survey and the Condominium Plan which shall be reasonably satisfactory to Purchaser in all respects.

7.9 No Material Adverse Change. There shall not have been any Material Adverse Change in or affecting the business of the Hospital or Seller subsequent to the Execution Date.

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7.10 Required Consents. The Contract and Lease Consents listed on Schedule 2.3(c) shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof.

7.11 Disclosure Schedules. Seller shall have fully updated the Disclosure Schedules hereto to the reasonable satisfaction of Purchaser.

7.12 Bonds. Seller’s Hospital Revenue Bonds, Series of 1993 (the “Bonds”) shall have been fully redeemed and repaid out of the Closing Purchase Price Payment or otherwise, the lease securing the Bonds shall have been terminated, and all liens on the Assets held by the holders of such bonds shall be fully released at or prior to the Closing.

7.13 Condominium Declaration. The Condominium Declaration shall have been duly recorded in the office of the Philadelphia Department of Records. In addition, pursuant to the provisions of Section 7.03 of the Condominium Declaration, Seller shall have amended the originally-filed Condominium Declaration in form and substance reasonably satisfactory to Purchaser to subdivide Units 1, 2 and 3 identified therein so as to create the “Subunits” (as defined in the Condominium Declaration) that constitute the Owned Real Assets and the Leased Real Property; such amendment shall generally be in the form of Exhibit R attached hereto. The Condominium Association shall have been duly formed and the Condominium Bylaws shall have been duly adopted at the organizational meeting of the Board of Directors thereof.

7.14 Environmental Remediation. The Environmental Remediation Measures shall have been completed by Seller to the reasonable satisfaction of Purchaser.

7.15 Change of Seller’s Name. Seller shall have changed its corporate name to another name which does not include the phrase “Friends Hospital,” the word “Friends” or any similar word.

7.16 CHOW Exemption. In the event that DPW determines that the transactions contemplated by this Agreement constitute a change in ownership of the Hospital, Seller and Purchaser shall have obtained from DPW’s Bureau of Fee-for-Service Programs a Provider Participation Approval Letter or a Letter of No Reviewability, allowing for the inclusion of all of the Hospital’s licensed beds in the Pennsylvania Medicaid program following the Closing.

7.17 Post-Execution Matters. Each of the matters set forth on Schedule 6.6 shall have been satisfied within the time period specified therein to the satisfaction of Purchaser in its sole discretion.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of the parties;

(b) by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser to the reasonable satisfaction of Seller within twenty (20) business days after notice from Seller to Purchaser which describes the nature of such breach;

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(c) by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within twenty (20) business days after written notice from Purchaser to Seller which describes the nature of such breach;

(d) by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in Article 7 is or becomes impossible and Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or (ii) Seller’s failure to provide its closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);

(e) by Seller if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition in Article 6 is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Seller to comply with its obligations under this Agreement or (ii) Purchaser’s failure to provide its closing deliveries on the Closing Date as a result of Seller not being ready, willing and able to close the transaction on the Closing Date);

(f) by Purchaser or Seller if the approval of the Board of Directors of HHC referenced in Section 7.1 has not been obtained by April 30, 2005;

(g) by Purchaser or Seller (as applicable) as provided in Sections 1.16(a) or (c);

(h) by Purchaser as provided in Section 4.8(b);

(i) by Purchaser or Seller if the consent referenced in Section 4.4(a) hereof has not been obtained within the time period and in the manner required by such section;

(j) by Purchaser or Seller if any of the matters set forth on Schedule 6.6 is not satisfied to the reasonable satisfaction of such party within the time period specified in such Schedule;

(k) by either Purchaser or Seller if the Closing has not occurred (other than through the breach by the party seeking to terminate this Agreement of its obligations under this Agreement) by July 1, 2005.

8.2 Termination Consequences. If this Agreement is terminated pursuant to Section 8.1, (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 5.4 (Confidentiality), 12.4 (Governing Law), 12.8 (Confidentiality and Publicity), and 12.10 (Expenses and Attorneys’ Fees) shall survive, (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.10, and (c) nothing shall prevent any party hereto from pursuing any of its legal rights or remedies that may be granted to any such party by law against any other party to this Agreement.

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ARTICLE 9

POST-CLOSING MATTERS

9.1 Excluded Assets and Excluded Liabilities. Subject to Section 11.2 hereof, any asset or any liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties’ mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser (or its successors-in-interest, assigns or Affiliates) shall within five (5) business days following receipt be transferred, assigned or conveyed by Purchaser (and its successors-in-interest, assigns and Affiliates) to Seller. Purchaser (and its successors-in-interest, assigns and Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller.

9.2 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or, if longer, the expiration of the applicable statute of limitations with respect to any claims based on upon such records, or such longer period as required by law (the “Document Retention Period”), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records which are among the Assets as of the Effective Time. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including access to records of patients treated at the Hospital prior to the Effective Time) during normal business hours after the Effective Time, to the extent reasonably needed by Seller or Seller’s Affiliates for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospital, it will gain access to patient records and other information which are subject to laws, rules and regulations concerning confidentiality. Purchaser shall abide by any such laws, rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospital in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser’s intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period.

(b) Purchaser shall give its commercially reasonable cooperation to Seller, Seller’s Affiliates and their insurance carriers in respect of the defense of claims by third parties against Seller or any Affiliate of Seller, in respect of events occurring prior to the Effective Time with respect to the operation of the Hospital. Such cooperation shall include making the Hired Employees available at reasonable times for interviews, depositions, hearings and trials. Such cooperation shall also include making all of its employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees). In

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addition, Seller and Seller’s Affiliates shall be entitled to remove from the Hospital originals of any such records, but only for purposes of pending litigation involving the Persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of Seller’s Affiliates in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Purchaser following Seller’s or its applicable Affiliate’s use of such records. Purchaser shall be entitled to require that such records be copied for Purchaser prior to their removal at Seller’s cost.

(c) In connection with (i) the transition of ownership and operation of the Hospital to Purchaser pursuant to the transactions contemplated by this Agreement, (ii) Seller’s rights to the Excluded Assets and (iii) Seller’s obligations under the Excluded Liabilities, Purchaser shall after the Effective Time give Seller, Seller’s Affiliates and their respective representatives access during normal business hours to Purchaser’s books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital as representatives of Seller and Seller’s Affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospital. The confidentiality obligations of Section 5.4 applicable to Purchaser shall apply to Seller with respect to its access to and use of Purchaser’s books and records pursuant to this Section, except that such obligations shall not expire at Closing.

(d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Assets or with respect to the operation of the Hospital prior to the Effective Time, all in such manner as to not interfere unreasonably with Seller’s business.

9.3 Provision of Benefits of Certain Contracts and Personal Property Leases. If, as of the Effective Time, Seller has not obtained a required consent to the assignment of a Contract or Personal Property Lease to Purchaser or Purchaser is unable to enter into a new third party contract with respect to such Contract or Personal Property Lease, until such consent is obtained or a new third party contract is obtained, Seller shall use reasonable commercial efforts to provide Purchaser the benefits of such Contract or Personal Property Lease only with respect to the Hospital and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller thereunder or in connection therewith, limited to those obligations of the Hospital thereunder, but only to the extent that such action would not result in a material default under the applicable Contract or Personal Property Lease and such obligation would have been an obligation of Purchaser had it received consent to the assignment of such Contract or Personal Property Lease or had entered into a new third party contract on substantially similar terms as the applicable Contract or Personal Property Lease.

9.4 Employee Matters. As of the Effective Time, Seller shall terminate all of its employees at the Hospital, and Purchaser and/or HHC Pennsylvania shall hire the Hired Employees commencing as of the Effective Time in positions and at compensation levels consistent with those being provided by Seller immediately prior to the Effective Time. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Purchaser with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature. Within the period of ninety (90) days before the Closing, Seller shall not, and within the ninety (90) days following the Closing, Purchaser

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and/or HHC Pennsylvania shall not: (1) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (2) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act. With respect to terminations of employees following the Closing, Purchaser shall be responsible for any notification required under the WARN Act. In respect of the employees employed by Purchaser and/or HHC Pennsylvania, such employer shall provide such employees with employee benefits consistent with the benefits generally offered to similarly situated employees of the employer and, to the extent such benefits are based, in whole or in part, on service with such employer, the employer shall recognize the existing seniority and service with Seller of all such employees for benefits purposes and shall provide credit under such plans for purposes of determining eligibility and vesting and the rate of benefit accrual (but not actual benefit accrual); provided, however, that no such credit need be given in respect of any new plan commenced or participated in by the employer in which no prior service credit is given or recognized to or for other plan beneficiaries. Notwithstanding the foregoing, Purchaser and/or HHC Pennsylvania, as the case may be, shall continue in effect through December 31, 2005 or later, the health insurance coverage provided to employees of Seller on the day immediately preceding the Closing Date.

9.5 Misdirected Payments, Etc. Seller and Purchaser covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Seller or the Hospital resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Hospital must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Purchaser shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following the Effective Time, Purchaser suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Purchaser, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall promptly upon demand from Purchaser pay to Purchaser the amounts so billed or offset. In the event that, following the Effective Time, Seller suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Seller, relating to amounts owing under any such programs by Purchaser or any of its Affiliates, Purchaser shall promptly upon demand from Seller pay to Seller the amounts so billed or offset.

9.6 Government Receivables. For a period beginning at the Effective Time and continuing until December 31, 2005, Purchaser hereby agrees to collect on Seller’s behalf, and at no cost to Seller, Seller’s Government Receivables subject to the provisions of this Section 9.6. Seller hereby appoints Purchaser, and Purchaser agrees to act, as Seller’s collection agent with respect to Seller’s Government Receivables. On or before the Closing Date, Seller shall establish, at its expense, a bank account at a financial institution selected by Seller and after the date hereof Purchaser, as agent for Seller, shall deposit in such account cash, checks, drafts or other similar items of payment of such Government Receivables. Purchaser shall apply to the

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collection of Seller’s Government Receivables the level of diligence, effort and resources that Purchaser ordinarily and customarily applies in the collection of its own accounts receivable; provided, however, that Purchaser does not guarantee the extent to which any Government Receivables will be collected, that Purchaser shall not be required to institute any legal or other proceedings to collect any such Government Receivables, that Purchaser shall not be obligated to incur any costs and expenses payable to third parties in any such collection efforts, and the methods of collecting Government Receivables shall at all times be within the reasonable discretion of Purchaser and in accordance in all material respects with applicable law. All amounts collected on or prior to December 31, 2005, pursuant to this Section and included in the calculation of Final Net Working Capital, shall be paid to Purchaser. All Government Receivables collected by Purchaser after December 31, 2005, shall be paid to Seller within a reasonable time following collection.

9.7 Tail Insurance. Seller shall maintain in force and effect for five (5) years from the Closing Date the Tail Insurance Coverage relating back five (5) years prior to the Closing Date. Seller shall deliver to Purchaser at the Closing and on each of the successive anniversaries of the Closing Date a certificate of insurance evidencing the Tail Insurance Coverage. The “Tail Insurance Coverage” shall be health care services professional liability coverage with its current insurers or a financially sound and reputable insurance company selected by Seller (and approved by Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned) with limits of liability of $500,000 per loss and $1,500,000 annual aggregate, naming Seller as an insured and covering the health care services professional liability risk arising out of Seller’s operation of the Hospital on or before the Effective Time. In addition, Seller shall cause its Affiliate, Friends Professional Associates, Inc., to maintain in force and effect Tail Insurance Coverage for the same term and with the same limits as Seller’s policy described above for the professional services provided by physicians employed by Friends Professional Associates, Inc. prior to the Closing Date whose employment agreements will be assigned to Purchaser or HHC Pennsylvania at Closing.

9.8 Termination Cost Reports. Seller shall file with Government Programs and third-party payors any cost reports relating to periods ending on or before the Effective Time or required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement (the “Seller Cost Reports”). All such Seller Cost Reports shall be filed by Seller in a manner that is consistent with current laws, rules and regulations. Seller shall provide Purchaser with a reasonable opportunity to review such reports before filing.

9.9 Certain Employee Matters.

(a) Purchaser and/or HHC Pennsylvania shall make offers of employment to all, or substantially all, of the employees of Seller and its Affiliates employed in connection with the operation of the Hospital. Any of such employees who accepts an offer of employment with Purchaser and/or HHC Pennsylvania as of or after the Effective Time shall be referred to in this Agreement as the “Hired Employees.”

(b) Purchaser shall be responsible to provide continuation coverage pursuant to the requirements of Code Section 4980B and Treasury regulations thereunder and Part 6 of Title I of ERISA (“COBRA Coverage”) to any qualified beneficiaries under any Plan required to provide COBRA Coverage. Purchaser and/or HHC Pennsylvania shall be responsible in

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accordance with the requirements of Code Section 4980B and Treasury regulations thereunder and Article 6 of Title I of ERISA to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which the Hospital’s employees become Hired Employees and who become qualified beneficiaries of a Purchaser health plan subject to COBRA Coverage.

(c) To the extent consistent with any lawful agreement between Seller and a Hired Employee entered into before the Closing Date in connection with a participant loan to the Hired Employee under Seller’s 403(b) Program and not inconsistent with any lawful action of the Hired Employee taken before or after the Closing Date, Purchaser or HHC Pennsylvania, as the case may be, shall withhold from the wages of any Hired Employee after the Closing Date the periodic repayments required under the terms of any participant loan received by such employee from his or her 403(b) Account, until such loan is repaid or the Hired Employee’s service with Purchaser or HHC Pennsylvania, as the case may be, is terminated.

(d) Neither Seller, Purchaser, HHC Pennsylvania nor any of their Affiliates shall permit any new participant loan to be received by a Hired Employee from his or her 403(b) Account after the Closing Date.

9.10 Gifts and Bequests. Purchaser acknowledges that gifts and bequests made after the Effective Time naming “Friends Hospital,” or any variation thereof, as beneficiary shall be presumed to be the property of Seller and not of Purchaser, unless confirmed in writing to the contrary by the donor. Purchaser shall give Seller written notice of any such gifts and bequests.

9.11 Capital Expenditures. Purchaser shall cause the Partnership to expend at least $5,500,000 in the first five operating years of the Partnership on capital expenditures related to the Hospital as specifically set forth in Section 8.1 of the Limited Partnership Agreement. If and to the extent required by such Section, HMHM agrees to make any and all loans to the Partnership necessary to fund such expenditures on the terms and conditions set forth in the Limited Partnership Agreement.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively. All representations and warranties of Purchaser and Seller shall continue to be fully effective and enforceable following the Effective Time for two years (the “Survival Period”) and shall thereafter be of no further force and effect; provided, however, that, if there is at the end of such two year period an outstanding notice of a claim made in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved. Notwithstanding the above, the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.5, 2.7, 2.20, 2.22, 3.1, 3.2 and 3.3 shall continue to be fully effective and enforceable until the expiration of the applicable statute of limitations.

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10.2 Indemnification of Purchaser by Seller.

(a) Indemnification. Seller shall keep and save Purchaser forever harmless from and shall indemnify and defend Purchaser against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of Seller under this Agreement or any documents delivered by Seller pursuant hereto, (ii) any breach or default by Seller of any covenant or agreement of Seller under this Agreement or any documents delivered by Seller pursuant hereto, (iii) the Excluded Liabilities, (iv) the Excluded Assets, (v) (1) all federal, state and local income Taxes of Seller and (2)(A) all state and local sales and use type Taxes and all property Taxes of Seller and (B) all Taxes of the Subsidiaries of Seller incurred in or attributable to the period ending or deemed to end on or prior to the Effective Time (together (1) and (2) are referred to herein as “Seller Tax Claims”), (vi) any professional liability claim arising out of the business operations of the Hospital prior to the Effective Time, (vii) Seller’s failure to comply with any applicable bulk sales law, and (viii) any claim by a third party with respect to any act or omission of Seller in the operations of the Hospital, which claim has accrued, arisen, or come into existence at any time prior to the Effective Time, including without limitation any matters set forth in Schedules 2.9 and 2.11, except to the extent included in the Assumed Obligations. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any Person other than Purchaser.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, subject to the last sentence of this subsection (b), Seller shall be under no liability to indemnify Purchaser under Sections 10.2(a) and no claim under Section 10.2(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4 within the Survival Period;

(ii) to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.2(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3; or

(iv) to the extent related to a claim under Section 10.2(a)(i) or a claim under Section 10.2(a)(ii), except with respect to any matters identified on Schedules 2.9 and 2.11, unless and until the liability of Seller in respect of any single claim or multiple claims in the aggregate exceeds $250,000 (a “Relevant Claim”) in which event Purchaser shall be entitled to seek indemnification for the total amount of the Relevant Claim(s).

Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Purchaser under this Agreement shall not exceed Twenty Million and No/100 Dollars ($20,000,000.00).

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(c) If Purchaser is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Purchaser shall use its commercially reasonable efforts to recover such sum from such third party and any sum recovered will reduce the amount of the claim; provided, however, that the foregoing shall not be a condition precedent to any recovery from Seller under this Section 10.2. If Seller pays to Purchaser an amount in respect of a claim, and Purchaser subsequently recovers from a third party a sum which is referable to that claim, Purchaser shall forthwith repay to Seller so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Purchaser in obtaining payment in respect of that claim and in recovering that sum from the third party.

10.3 Indemnification of Seller by Purchaser.

(a) Indemnification. Purchaser shall keep and save Seller forever harmless from and shall indemnify and defend Seller against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Purchaser under this Agreement or any document delivered by Purchaser pursuant hereto, (ii) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement or any document delivered by Purchaser pursuant hereto, (iii) the Assumed Obligations, (iv) any professional liability claim arising out of the business operations of the Hospital on and after the Effective Time, and (v) any claim by a third party with respect to any act or omission of Purchaser in connection with the operation of the Hospital, which claim has accrued, arisen or come into existence at any time after the Effective Time. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any Person other than Seller.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Seller under Section 10.3(a) and no claim under Section 10.3(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4 within the Survival Period;

(ii) to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.3(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier; or

(iii) to the extent related to a claim under Section 10.3(a)(i) or a claim under Section 10.3(a)(ii), unless and until the actual liability of Purchaser in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event Seller shall be entitled to seek indemnification for the total amount of the Relevant Claim(s).

(c) If Seller is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Purchaser hereunder, Seller shall use its commercially reasonable efforts to recover such sum from such third party and any sum recovered will reduce the amount of the claim; provided, however, that the foregoing shall not be a condition precedent to any recovery from Purchaser under this Section 10.3. If Purchaser pays to Seller an amount in respect of a

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claim, and Seller subsequently recovers from a third party a sum which is referable to that claim, Seller shall forthwith repay to Purchaser so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Seller in obtaining payment in respect of that claim and in recovering that sum from the third party.

10.4 Method of Asserting Claims. All claims for indemnification under this Article 10 by any Person entitled to indemnification (an “Indemnified Party”) under this Article 10 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a Person other than Seller, Purchaser or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnified Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 49

Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing provisions of this Section 10.4(a)(i), in the event of a Seller Tax Claim, any compromise or settlement of proceedings shall be subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates); and provided further that any compromise or settlement thereof shall be subject to approval by the Indemnifying Party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.4(a)(ii). Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party within the Survival Period. (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 50

by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal having jurisdiction over the parties.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all Persons relating to the matter for which indemnification has been made.

10.5 Exclusive Remedy. Other than claims for fraud or equitable relief, any claim arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement or any Damages alleged to be suffered by any party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10. If Seller and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal subject to the provisions of this Article 10.

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 51

ARTICLE 11

TAX AND COST REPORT MATTERS

11.1 Tax Matters; Allocation of Purchase Price.

(a) After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities attributable to Seller with respect to the operation of the Hospital or ownership of the Assets for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

(b) The Purchase Price (and the elements thereof) shall be allocated among the Assets in accordance with Schedule 11.1(b). Seller and Purchaser hereby agree to allocate the Purchase Price in accordance with Schedule 11.1(b), to be bound by such allocations, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state Tax purposes in accordance with such allocations, and not to take any position (whether in Tax returns, Tax audits, or other Tax proceedings), which is inconsistent with such allocations without the prior written consent of the other party.

11.2 Cost Report Matters.

(a) Purchaser shall forward to Seller any and all correspondence relating to the Seller Cost Reports or rights to settlements and retroactive adjustments on Seller Cost Reports (“Agency Settlements”) within five (5) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller’s written approval. Purchaser shall remit any receipts relating to the Seller Cost Reports or the Agency Settlements within five (5) business days after receipt by Purchaser and will forward any demand for payments within five (5) business days. Purchaser (and its successors-in-interest, assigns and Affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including pursuant to the indemnification provisions of Section 10.2. Seller shall retain all rights to Seller Cost Reports including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and Seller Cost Reports.

(b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in regard to the preparation, filing, handling, and appeals of Seller Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in connection with any cost report disputes and/or other claim adjudication matters relative to Governmental Program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Hospital and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings.

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 52

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof, except for the Confidentiality Agreement between HHC and Seller dated as of August 4, 2004 (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

12.2 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Assets. After consummation of the transactions contemplated in this Agreement, the parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

12.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and to be performed entirely within the Commonwealth of Pennsylvania. The parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement.

12.5 Amendments. This Agreement may not be amended other than by a written instrument signed by the parties hereto.

12.6 Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been properly given or served when given or served by personal delivery, by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by facsimile transmission (with a confirmation by registered or certified mail placed in the mail no later than the following day), or by sending the same by a nationally recognized overnight delivery service, addressed as follows

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 53

If to Seller:	THOMAS SCATTERGOOD BEHAVIORAL HEALTH FOUNDATION (f/k/a FRIENDS HOSPITAL)
4641 Roosevelt Boulevard
Philadelphia, PA 19124-2399
Attention: Chairperson
Facsimile No.: (215) 831-3028

With a copy to:	Duane Morris LLP
One Liberty Place
Philadelphia, Pennsylvania 19103-7396
Attention: Donald R. Auten, Esq.
Facsimile No.: (215) 979-1020

If to Purchaser:	FRIENDS BEHAVIORAL HEALTH SYSTEM, LP
c/o Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: President
Facsimile No.: (972) 420-4060

With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: President
Facsimile No.: (972) 420-4060

Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: General Counsel
Facsimile No.: (972) 420-7789

Strasburger & Price, L.L.P.
901 Main Street, Suite 4300
Dallas, Texas 75202
Attention: Patrick Owens, Esq.
Facsimile No.: (214) 651-4330

All notices, demands and requests sent by personal delivery or by facsimile transmission shall be effective and deemed served upon transmittal thereof. All notices, demands and requests sent by mail shall be effective and deemed served five business days after being deposited in the United States mail. All notices, demands and requests sent by overnight delivery service shall be effective and deemed served on the business day after being deposited with such overnight delivery service during normal business hours of such delivery service (provided next business day service is selected). The above addresses may be changed by giving notice of such change in the manner provided above for giving notice.

12.7 Headings. The section and other headings contained in this Agreement, the Disclosure Schedules, and the Exhibits to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement, the Disclosure Schedules and Exhibits hereto.

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 54

12.8 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties; provided, however, each party shall be permitted to provide a copy of this Agreement to any applicable governmental, judicial or administrative authorities as reasonably required or necessary. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party’s attorneys, accountants, directors, managers, officers and employees, the directors, managers, officers and employees of any Affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser; or (c) as otherwise required by applicable law.

12.9 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement.

12.10 Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties expressly agree that the following shall be borne by Purchaser and Purchaser shall indemnify Seller against and hold Seller harmless from: (a) all costs of the Title Commitment and the Title Policies; (b) one-half of all costs of the Survey; (c) all costs of the Environmental Survey; and (d) all sales or transfer Taxes and recording charges in connection with the conveyance of the Assets to Purchaser, except that Seller shall bear one-half of the tax imposed by Pennsylvania and Philadelphia law with respect to the transfer or lease of the Leased Real Property by Seller pursuant to this Agreement. If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys’ fees.

12.11 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term, covenant or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

12.12 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 55

to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to Persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto.

12.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.15 Guaranty by HHC. HHC hereby irrevocably and unconditionally guarantees to Seller the full and faithful performance, keeping, observance and fulfillment by Purchaser of all agreements, covenants and obligations of Purchaser and/or HMHM, as applicable, contained in (i) Section 9.11 of this Agreement, (ii) Section 10.3 of this Agreement solely with respect to the indemnification obligations of Purchaser arising under Section 10.3(a)(i), and (iii) Article 10 of this Agreement solely with respect to pre-Closing covenants of Purchaser (collectively, the “Guaranteed Obligations”). The liability of HHC in respect of this guaranty (this “Guaranty”) shall be immediate and shall not be contingent upon the exercise or enforcement by Seller of whatever remedies it may have against Purchaser. This Guaranty constitutes a continuing guarantee and shall: (i) remain in full force and effect until all of the Guaranteed Obligations have been performed; (ii) be binding upon HHC and its successors and assigns; and (iii) inure to the benefit of and be enforceable by Seller and its successors and assigns. If Seller shall have instituted any proceeding to enforce any right or remedy under this Guaranty and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Seller, then, except as otherwise provided in any such determination, Seller, Purchaser and HHC shall, subject to any determination in such proceeding, be restored severally and respectively to their respective former positions hereunder and thereunder, and thereafter all rights and remedies of Seller shall continue as though no such proceeding had been instituted. This Guaranty constitutes a contract for surety under Pennsylvania law running in favor and for the benefit of Seller. Nothing herein shall be construed to require that notice to or consent of HHC be obtained in order to amend or modify the provisions of this Agreement or settle any dispute arising thereunder.

(Remainder of Page Intentionally Left Blank)

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 56

IN WITNESS WHEREOF, this Asset Acquisition and Contribution Agreement has been executed and delivered as of the day and year first above written.

SELLER:		PURCHASER:

FRIENDS HOSPITAL, a Pennsylvania nonprofit membership corporation		FRIENDS BEHAVIORAL HEALTH SYSTEM, LP, a Pennsylvania limited partnership

By:	/s/ Carol R. Ashton-Hergenhan	By:	FRIENDS, GP, LLC, its sole general partner
Name:	Carol R. Ashton-Hergenhan
Title:	Chair. Board of Managers		By:	HORIZON MENTAL HEALTH MANAGEMENT, INC., its sole member and sole manager

				By:	/s/ David K. White
				Name:	David K. White
				Title:	President

For the limited purposes stated in Sections 1.15, 9.11 and 12.15:

HORIZON MENTAL HEALTH MANAGEMENT, INC.

		By:	/s/ David K. White
		Name:	David K. White
		Title:	President

For the limited purposes stated in Sections 1.2 and 1.13:

FRIENDS GP, LLC

		By:	HORIZON MENTAL HEALTH MANAGEMENT, INC., its sole member and sole manager

			By:	/s/ David K. White
			Name:	David K. White
			Title:	President

For the limited purposes stated in Section 12.15:

HORIZON HEALTH CORPORATION

		By:	/s/ John E. Pitts
		Name:	John E. Pitts
		Title:	Sr. Vice President, Finance and CFO

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT – Page 57

FIRST AMENDMENT

TO

ASSET ACQUISITION AND CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO ASSET ACQUISITION AND CONTRIBUTION AGREEMENT (this “Amendment”) is made and entered into as of June 30, 2005, by and among FRIENDS HOSPITAL, a Pennsylvania nonprofit corporation (“Seller”), FRIENDS BEHAVIORAL HEALTH SYSTEM, LP, a Pennsylvania limited partnership (“Purchaser”), HORIZON MENTAL HEALTH MANAGEMENT, INC., a Texas corporation (“HMHM”), FRIENDS GP, LLC, a Pennsylvania limited liability company (“FGP”), and HORIZON HEALTH CORPORATION, a Delaware corporation (“HHC”).

R E C I T A L S:

A. Seller, Buyer and, for certain limited purposes, HMHM, FGP and HHC, have entered into that certain Asset Acquisition and Contribution Agreement dated as of April 22, 2005 (the “Acquisition Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the same respective meanings ascribed to such terms in the Acquisition Agreement.

B. Seller and Buyer now desire to amend the Acquisition Agreement, and HMHM, FGP and HHC desire to consent to and approve such amendment, all as provided herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment. All references to “HHC Pennsylvania, LLC, a Pennsylvania limited liability company” and “HHC Pennsylvania,” in the Acquisition Agreement and in each of the Exhibits thereto, are hereby amended to refer instead to “Horizon Mental Health Management, Inc., a Delaware corporation” and “HMHM,” respectively. Each of the parties hereto consents to and approves of such amendment.

2. Effect on Acquisition Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Acquisition Agreement are hereby ratified and declared to be in full force and effect, and incorporated herein by reference. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Acquisition Agreement as amended by this Amendment and shall not be used in construing either document. On and after the date hereof, each reference in the Acquisition Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other documents and agreements relating to the Acquisition Agreement, shall mean and be a reference to the Acquisition Agreement as amended hereby.

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the day and year first above written.

SELLER:		PURCHASER:

FRIENDS HOSPITAL		FRIENDS BEHAVIORAL HEALTH SYSTEM, LP

By:	/s/ Carol Ashton-Hergenhan	By:	FRIENDS, GP, LLC, its sole general partner
Name:	Carol Ashton-Hergenhan
Title:	Chair, Board of Managers		By:	HORIZON MENTAL HEALTH MANAGEMENT, INC., its sole member and sole manager

				By:	/s/ David K. White
				Name:	David K. White
				Title:	President

HORIZON MENTAL HEALTH MANAGEMENT, INC.

		By:	/s/ David K. White
		Name:	David K. White
		Title:	President

FRIENDS GP, LLC

		By:	HORIZON MENTAL HEALTH MANAGEMENT, INC., its sole member and sole manager

			By:	/s/ David K. White
			Name:	David K. White
			Title:	President

HORIZON HEALTH CORPORATION

		By:	/s/ John E. Pitts
		Name:	John E. Pitts
		Title:	Senior Vice President, Finance

2